Exhibit 10.2

                           SECOND AMENDED AND RESTATED
                      REVOLVING LOAN AND SECURITY AGREEMENT



                          DATED AS OF NOVEMBER 21, 1997


                                      AMONG


                          SPECIALTY CARE NETWORK, INC.,

                             SCN OF PRINCETON, INC.

                                       AND

                         NATIONSBANK OF TENNESSEE, N.A.,
                                  AMSOUTH BANK,
                                 BANQUE PARIBAS,
                           KEY CORPORATE CAPITAL INC.


                                       AND


                    NATIONSBANK OF TENNESSEE, N.A., AS AGENT

                             SPECIALTY CARE NETWORK

                   SECOND AMENDED AND RESTATED REVOLVING LOAN
                             AND SECURITY AGREEMENT
                          DATED AS OF NOVEMBER 21, 1997

                                TABLE OF CONTENTS


Paragraph Number                                                            Page
----------------                                                            ----

SECTION I. DEFINITIONS.........................................................1

SECTION II. THE LOANS.........................................................17

   2.1      Revolving Loans...................................................17
   2.2      Notices, Interest Rates and Payments of Interest..................17
   2.3      Letters of Credit.................................................20
   2.4      Nonuse Fee........................................................25
   2.5      Agent's Fee.......................................................25
   2.6      Reduction of Commitment...........................................25
   2.7      Alternate Rate of Interest........................................25
   2.8      Change in Circumstances...........................................26
   2.9      Change in Legality................................................27
   2.10     Optional Prepayment - Premiums in Certain Events..................27
   2.11     Swingline Loan Subfacility........................................28
   2.12     Payment to the Agent..............................................30

SECTION III.  CONDITIONS PRECEDENT............................................30

   3.1      Documents Required for Amendment and Restatement..................30
   3.2      Documents Required for All Subsequent Disbursements...............32
   3.3      Information Required for Permitted Acquisition....................32
   3.4      Legal Matters.....................................................33

SECTION IV.  COLLATERAL SECURITY..............................................33

   4.1      Composition of the Collateral.....................................33
   4.2      Rights in Property Held by the Banks..............................33
   4.3      Rights in Property of the Borrower and Subsidiaries...............33
   4.4      Priority of Liens.................................................33
   4.5      Financing Statements..............................................34
   4.6      Service Agreements................................................34
   4.7      Collection of Receivables.........................................34
   4.8      Mortgagees' Waivers...............................................35

SECTION V.  REPRESENTATIONS AND WARRANTIES....................................35

   5.1      Due Organization and Qualification................................35
   5.2      No Conflicting Agreement..........................................35
   5.3      Capacity..........................................................35
   5.4      Binding Obligations...............................................36

   5.5      Pledged Instruments...............................................36
   5.6      Litigation........................................................36
   5.7      Title.............................................................36
   5.8      Financial Statements..............................................36
   5.9      No Other Indebtedness.............................................36
   5.10     Taxes.............................................................36
   5.11     Compliance with Laws; Reimbursement Audits .......................36
   5.12     Environmental Compliance..........................................37
   5.13     Full Disclosure...................................................37
   5.14     Consents..........................................................37
   5.15     Existing Borrowings...............................................37
   5.16     Material Contracts................................................37
   5.17     No Commissions....................................................38
   5.18     ERISA.............................................................38
   5.19     Survival..........................................................38

SECTION VI.  AFFIRMATIVE COVENANTS............................................38

   6.1      Use of Proceeds...................................................38
   6.2      Financial Statements and Reports..................................38
   6.3      Good Condition....................................................39
   6.4      Insurance.........................................................40
   6.5      Taxes; Copies of Returns..........................................40
   6.6      Records and Inspection............................................40
   6.7      Maintenance of Existence and Business; Licenses...................40
   6.8      Ordinary Course; Pledge of Notes..................................40
   6.9      Notice of Litigation..............................................41
   6.10     Payment of Indebtedness...........................................41
   6.11     Notice to Banks of Default........................................41
   6.12     Notice of Name Change or Location.................................41
   6.13     Environmental Compliance..........................................41
   6.14     Fraud and Abuse...................................................42
   6.15     ERISA Compliance..................................................42
   6.16     Financial Ratios..................................................42

SECTION VII.  NEGATIVE COVENANTS..............................................43

   7.1      Merger or Reorganization..........................................43
   7.2      Sale of Assets....................................................43
   7.3      Encumbrances......................................................43
   7.4      Guarantee.........................................................43
   7.5      Debts and Other Obligations.......................................43
   7.6      Dividends and Distributions.......................................44
   7.7      Redemptions and Capital Stock.....................................44
   7.8      Prepayments.......................................................44
   7.9      Subsidiary........................................................44
   7.10     Loans and Advances................................................44
   7.11     Investments.......................................................44
   7.12     Sale-Leaseback....................................................45
   7.13     Acquisitions......................................................45
   7.14     Management........................................................46
   7.15     Untrue Certificate................................................46

   7.16     Margin Stock......................................................46
   7.17     Affiliate Transactions............................................46

SECTION VIII.  DEFAULT........................................................47

   8.1      Events of Default.................................................47
   8.2      Acceleration......................................................48
   8.3      Remedies..........................................................49

SECTION IX.   THE AGENT.......................................................50

   9.1      Authorization.....................................................50
   9.2      Standard of Care..................................................50
   9.3      No Waiver of Rights...............................................51
   9.4      Payments..........................................................51
   9.5      Indemnification...................................................51
   9.6      Exculpation.......................................................51
   9.7      Credit Investigation..............................................52
   9.8      Resignation.......................................................52
   9.9      Proration of Payments.............................................52
   9.10     No Liability For Errors...........................................53
   9.11     Offset............................................................53

SECTION X.  MISCELLANEOUS.....................................................53

   10.1     Construction......................................................53
   10.2     Further Assurance.................................................53
   10.3     Enforcement and Waiver by the Banks...............................53
   10.4     Expenses of the Banks.............................................54
   10.5     Notices...........................................................54
   10.6     Waiver and Release................................................55
   10.7     Indemnification...................................................55
   10.8     Participations and Assignments....................................55
   10.9     Applicable Laws...................................................58
   10.10    Binding Effect, Assignment and Entire Agreement...................58
   10.11    Severability......................................................58
   10.12    Counterparts......................................................59
   10.13    Arbitration.......................................................59

                              SCHEDULE OF EXHIBITS


EXHIBIT
-------

   A          Form of Notes

   A-1        Notice of Borrowing

   A-2        Notice of Conversion

   A-3        Acquisition Certificate

   A-4        Compliance Certificate

   B          Existing Indebtedness and Liens

   C          Subordinated Indebtedness

   C-1        Form of Subordination Agreement

   D          Real Property

   E          Form of Amended and Restated Pledge Agreement

   F          Form of Amended and Restated Guaranty and Suretyship Agreement

   G          Form of Opinion Letter

   H          Corporate Matters
              (States of Incorporation and Qualification;
              Stock and Membership Ownership)

   I          Addresses

   J          Litigation and Claims

   K          Compliance with Laws

   L          Material Leases, Contracts and Commitments

   M          Management

   N          Assignment and Acceptance

   O          West Central Ohio Loan Terms

   P          Specialists-SCN, LLC Loan Terms

                           SECOND AMENDED AND RESTATED
                      REVOLVING LOAN AND SECURITY AGREEMENT


     THIS SECOND AMENDED AND RESTATED REVOLVING LOAN AND SECURITY AGREEMENT is made as of the 21st day of November, 1997, by and among Specialty Care Network, Inc. (the "Borrower"); the Guarantors, jointly and severally, as such term is defined herein; the various banks and lending institutions on the signature pages hereto together with all the assignees of such banks and lending institutions (each a "Bank" and collectively the "Banks"); NationsBank of Tennessee, N.A., as the Swingline bank (in such capacity, together with its successors in such capacity the "Swingline Bank"); and NationsBank of Tennessee, N.A. (the "Agent"), individually and as Agent.

                              W I T N E S S E T H:

     WHEREAS, the Borrower, the Guarantors, NationsBank of Tennessee, N.A., and Agent entered into a certain Revolving Loan and Security Agreement dated as of November 1, 1996 (the "Original Loan Agreement"); and

     WHEREAS, pursuant to an Amended and Restated Revolving Loan and Security Agreement dated as of July 24, 1997 (the "Amended and Restated Revolving Loan and Security Agreement"), the Borrower, the Guarantors, NationsBank of Tennessee, AmSouth Bank, and the Agent amended and restated the Original Loan Agreement; and

     WHEREAS, pursuant to Amendment No. 1 to Amended and Restated Revolving Loan and Security Agreement dated as of September 19, 1997 ("Amendment No. 1"), the parties to the Amended and Restated Revolving Loan and Security Agreement amended it to, among other things, increase the amounts available thereunder from $35,000,000 to $45,000,000; and

     WHEREAS, Borrower has requested that the Banks increase the Commitments by $30,000,000 to an aggregate of $75,000,000 and create a separate facility for a Swingline Loan;

     WHEREAS, Banks, Borrower, Guarantors and Agent desire to provide more specifically for their obligations with respect to the revolving credit facility;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations herein contained, and each intending to be legally bound hereby, the parties agree to amend and restate the Amended and Restated Revolving Loan and Security Agreement as amended by Amendment No. 1 in its entirety as follows:


                             SECTION I. DEFINITIONS

     As used herein:

     "Accounts", "Chattel Paper", "Contract Rights", "Documents", "Equipment", "Fixtures", "General Intangibles", "Goods", "Instruments" and "Inventory" shall have the same respective meanings as are given to those terms in the UCC.

     "Accounts Receivable" means all rights to payment for goods sold, leased or otherwise marketed in the ordinary course of business or for services rendered in the ordinary course of business, and all sums of money or other proceeds due or to become due thereon pursuant to transactions with

Persons, except for that portion of the sum of money or other proceeds due or to become due which relate to sales, use or property taxes levied in connection with such transactions, recorded on books of account in accordance with generally accepted accounting principles consistently applied.

     "Acquisition" means any transaction, or any series of related transactions, by which any Person, in the transaction or as of the most recent transactions in a series of transactions, directly or indirectly acquires any going concern or all or a substantial part of the assets of any corporation, partnership or other entity or any division of any such entity, or any such entity or any division of such an entity becomes a Subsidiary of such Person.

     "Acquisition EBITDA" means, with respect to a Practice acquired by the Borrower or any Subsidiary and covered by a Service Agreement, ninety-five percent (95%) of the annual Base Service Fee due under the applicable Service Agreement for the first year thereof, calculated and prorated (if the period of determination is less than a year) as if the Practice had been acquired effective as of the beginning of the relevant financial period.

     "Adjusted Consolidated Cash Flow" means, for any period of determination, Consolidated Cash Flow plus Rental Expenses less Capital Expenditures and the sum of non-expensed loan advances made to physicians.

     "Adjusted LIBO Rate" means for the Interest Period for each Eurodollar Loan comprising part of the same borrowing (including conversions, extensions and renewals), a per annum interest rate equal to the per annum rate obtained by dividing (a) the rate of interest determined by the Agent to be the rate for deposits in U.S. dollars for the applicable Interest Period which appears on the applicable Telerate Page at approximately 11:00 a.m. London time, two (2) Business Days prior to the first date of the applicable Interest Period, or if such rate is not available, the rate per annum at which, in the reasonable opinion of Agent, U.S. dollars in the amount of the borrowing are being offered to leading reference banks in the London interbank market for settlement at approximately 11:00 a.m. London time, two (2) Business Days prior to the first date of the applicable Interest Period, by (b) a percentage equal to 100% minus the Eurodollar Reserve Percentage, if any, for such Interest Period.

     "Affiliates" means as to any Person (a) any other Person which, directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person, or (b) any other Person who is a director or executive officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, "control" of a Person shall mean the power, direct or indirect,
(i) to vote or direct the voting of more than five percent (5%) of the outstanding shares of voting stock of such Person, or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. In no event shall any of the Banks be deemed to be Affiliates of the Borrower.

     "Agent" means NationsBank of Tennessee, N.A. in its capacity as agent for the Banks pursuant to Section IX hereof, and not in its individual capacity as a Bank, and any successor Agent appointed pursuant to Section IX.

     "Agreement" means this Second Amended and Restated Revolving Loan and Security Agreement, as it may be amended, restated, renewed or extended from time to time.

     "Amendment and Restatement Closing Date" means November 21, 1997, or such later date as the Borrower, Guarantors, Banks and Agent may agree on which all of the conditions set forth in Paragraph 3.1 have been fulfilled.

     "Applicable Margin" means the number of basis points per annum determined in accordance with the following table for the purpose of calculating the interest rate for any day for any Revolving Loan or Swingline Loan or the applicable per annum rate pertaining to a Letter of Credit Fee or the Nonuse Fee; provided, however, as of the Amendment and Restatement Closing Date through the approval of the Compliance Certificate accompanying Borrower's fiscal year end 1997 audited financial statements, the Applicable Margin shall be the higher of: (a) the actual level prescribed by the table set forth below, or (b) the level that would prevail if the Borrower's Funded Debt to Consolidated Cash Flow Ratio were equal to or greater than 2.00 but less than 2.50:

                                         Applicable            Applicable
          Funded Debt to                 Margin for            Margin for
      Consolidated Cash Flow             Eurodollar            Base Rate             Letter of
               Ratio                        Loans                Loans               Credit Fee            Nonuse Fee
               -----                        -----                -----               ----------            ----------
Equal to or greater than            225 basis points      75 basis points       225 basis points      35 basis points
2.50                                per annum             per annum             per annum             per annum
Equal to or greater than            175 basis points      25 basis points       175 basis points      30 basis points
2.00 but less than 2.50             per annum             per annum             per annum             per annum
Equal to or greater than            150 basis points               0%           150 basis points      25 basis points
1.50 but less than 2.00             per annum                                   per annum             per annum
Equal to or greater than            125 basis points               0%           125 basis points      25 basis points
1.00 but less than 1.50             per annum                                   per annum             per annum
Less than 1.00                      100 basis points               0%           100 basis points      20 basis points
                                    per annum                                   per annum             per annum


The Funded Debt to Consolidated Cash Flow ratio shall be confirmed by the Agent on the basis of the Compliance Certificates delivered pursuant to Paragraph 6.2(D) and the quarterly financial statements of the Borrower and its Subsidiaries delivered to the Agent and Banks pursuant to Paragraph 6.2(B) and year end consolidated financial statements delivered pursuant to Paragraph 6.2(C). The "Effective Period" shall be the period commencing after review and approval of such Compliance Certificate computations by the Agent (which review shall be completed within three (3) business days following delivery to the Agent of the Compliance Certificate and financial statements of Borrower and its Subsidiaries pursuant to Paragraph 6.2), which certificate and financial statements indicate that the applicable test set forth above has been satisfied as of the end of the immediately preceding fiscal quarter. If the Borrower fails to timely furnish to Agent any financial statements and related Compliance Certificate as required by this Agreement, then the maximum Applicable Margin shall apply from the date those financial statements and related Compliance Certificate were required to be delivered and shall remain in effect until the Borrower furnishes them to the Agent and the same are reviewed by the Agent.

     "Assignment and Acceptance" means an Assignment and Acceptance substantially in the form of Exhibit N.

     "Base Rate" means, for any Interest Period or any other period, the greater of either (i) the annual interest rate most recently publicly announced by Agent as its Prime Rate (which may not necessary represent the lowest or best rate actually charged to any customers) in effect at its principal office in Nashville, Tennessee, automatically fluctuating upward and downward as specified in each announcement without special notice to any Borrower or any other Person, or
(ii) the sum of the Federal Funds Rate plus one-half of one percent per annum.

     "Base Rate Loan" means a Loan which bears interest based on the Base Rate.

     "Base Service Fee" means that minimum Service Fee to be paid by a Provider to the Borrower or one of its Subsidiaries under a Service Agreement.

     "Business Day" means any day other than a Saturday, a Sunday, a legal holiday in the States of Tennessee, North Carolina, Ohio, or New York or a day on which banking institutions in such states are authorized by law or other governmental action to close except that, in the case of Eurodollar loans, such day is also a day on which dealings between banks are carried on in U.S. dollar deposits in the London interbank Eurodollar market.

     "Capital Expenditures" means all amounts paid by the Borrower and its Subsidiaries in connection with the purchase of property, plant, machinery, equipment or other similar expenditures (including capital leases of any of the foregoing) which would be required to be capitalized and shown on the consolidated balance sheet of Borrower and its Subsidiaries in accordance with generally accepted accounting principles consistently applied.

     "Change of Control" means the occurrence, after the date of this Agreement, of (i) any Person or two or more Persons acting in concert acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of Borrower (or other securities convertible into such securities) representing 51% or more of the combined voting power of all securities of Borrower entitled to vote in the election of directors; or (ii) commencing after the date of this Agreement, individuals who at the beginning of this Agreement were directors of Borrower ceasing for any reason to constitute a majority of the Board of Directors of Borrower unless the Persons replacing such individuals were nominated by the Board of Directors of Borrower; or (iii) any Person or two or more Persons acting in concert acquiring by contract or otherwise, or entering into a contract or arrangement which upon consummation will result in its or their acquisition of, or control over, securities of Borrower (or other securities convertible into such securities) representing 51% or more of the combined voting power of all securities of Borrower entitled to vote in the election of directors.

     "Collateral" has the meaning set forth in Paragraph 4.1.

     "Collateral Documents" means the documents specified in Paragraphs 3.1 (C) through (E).

     "Commitment" means, for any Bank, such Bank's Commitment to make Revolving Loans and to participate in Letter of Credit Liabilities to the Borrower hereunder.

     "Commitment Percentage" means each Bank's respective percentage of the Total Commitments then in effect, or, in the case of any Person who hereafter becomes a Bank, the percentage and/or amount as reflected on the signature page of the Assignment and Acceptance executed by such Person; and provided further, that the Commitment of each Bank and its Commitment Percentage shall be decreased to reflect any assignments in accordance with Paragraph 10.8 hereof.

     "Committed Amount" means, for each Bank, the amount identified as its Committed Amount opposite such Bank's name on the signature pages hereto as such amount may be reduced pro rata based on reductions in the Total Commitments made in accordance with the terms hereof.

     "Compliance Certificate" means an Officer's Certificate in the form attached hereto as Exhibit A-4 demonstrating in such detail as the Agent may reasonably require the Borrower's calculation of the Applicable Margins and its compliance with the covenants set forth in Paragraph 6.16 hereof and delivered to each of the Banks by the Borrower pursuant to Paragraph 6.2(D).

     "Consolidated Assets" means, as to the Borrower and its Subsidiaries, all assets as shown on a consolidated balance sheet of the Borrower and its Subsidiaries.

     "Consolidated Capital" means, as to the Borrower and its Subsidiaries, all Funded Debt plus Stockholders' Equity.

     "Consolidated Cash Flow" means, as to the Borrower and its Subsidiaries, the aggregate of: (A) Consolidated Earnings Before Interest and Taxes, (B) amortization of intangible assets; and (C) depreciation; all as shown by the consolidated statement of operations of the Borrower and its Subsidiaries, calculated in accordance with generally accepted accounting principles consistently applied. The Acquisition EBITDA of Practices acquired pursuant to a Permitted Acquisition shall also be included in Consolidated Cash Flow. Notwithstanding any other provision hereof, the Consolidated Cash Flow attributed to Non-Corporate Unperfected Subsidiaries shall not be included in Consolidated Cash Flow if Non-Corporate Unperfected Subsidiaries would account for more than ten percent (10%) of total Consolidated Cash Flow.

     "Consolidated Earnings Before Interest and Taxes" means, for any period of determination, the consolidated net earnings (or net loss) of Borrower and its Subsidiaries exclusive of all write-ups, gains from sales of assets, or other extraordinary or nonrecurring gains whether of a cash or noncash nature, but after all expenses and other proper charges other than Interest Expense and taxes, determined for any period in accordance with generally accepted accounting principles consistently applied.

     "Consolidated Liabilities" means all Indebtedness that, in accordance with generally accepted accounting principles consistently applied, are classified as liabilities on a consolidated balance sheet of the Borrower and its Subsidiaries.

     "Consolidated Net Income" means, for any particular fiscal period, the net earnings (or net loss) of the Borrower and its Subsidiaries on a consolidated basis, determined in accordance with generally accepted accounting principles consistently applied, excluding however (A) any gains resulting from the sale or write-up of assets, and (B) any other extraordinary or non-recurring non-cash gains or losses.

     "Contingent Obligation" means, with respect to any Person, any direct or indirect liability of such Person with respect to any Funded Debt, lease, dividend, guaranty, letter of credit (other than a standby letter of credit with no reasonable likelihood of draw, in the reasonable opinion of the Agent) or other obligation (the "primary obligation") of another Person (the "primary obligor"), whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor in respect thereof to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

     "Debt Service" means for any given period, the sum of the payments made by the Borrower and its Subsidiaries of (A) Interest Expense, (B) Rental Expense, and (C) any mandatory repayments of principal on any Consolidated Liabilities, plus (D) one-seventh (1/7th) of the amount then outstanding under the Revolving and Swingline Loans.

     "Eligible Assignee" means (A) a commercial bank organized under the laws of the United States, or any State thereof, and having a combined capital and surplus of at least $300,000,000.00; (B) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having a combined capital and surplus of at least $300,000,000.00, provided that such bank is acting through a branch or agency located in the United States; (C) any Bank and any Affiliate of a Bank; (D) any Federal Reserve Bank; and (E) any other Person consented to by the Agent.

     "Environmental Laws" means the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) and the Superfund Amendments and Reauthorization Act (SARA); the Resource Conservation and Recovery Act (RCRA); the Emergency Planning and Community Right to Know Act; the Clean Water Act (Federal Water Pollution Control Act); the Safe Drinking Water Act; the Clean Air Act; the Surface Mining Control and Reclamation Act; the Coastal Zone Management Act; the Noise Control Act; the Occupational Safety and Health Act; the Toxic Substances Control Act (TSCA); the Federal Insecticide, Fungicide and Rodenticide Act (FIFRA); any so-called "Superfund" or "Superlien" law; or any other federal, state or local statute, law, ordinance, code, rule, regulation, order, decree or other requirements of any governmental body regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Materials or toxic or dangerous chemical, waste, substance or material.

     "Eurodollar Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

     "Eurodollar Loan" means any Loan which bears interest based on the Adjusted LIBO Rate.

     "Eurodollar Rate Reserve Percentage" means the reserve percentage applicable during any Eurodollar Loan Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for banks with respect to liabilities or assets consisting of or including Eurodollar Liabilities having a term equal to such Interest Period.

     "Event of Default" has the meaning set forth in Paragraph 8.1.

     "Federal Funds Rate" means, for any day, the rate per annum (rounded upward to the nearest 1/100th of 1% per annum, if such average is not such a multiple) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such date, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published, on such next succeeding Business Day, the Federal Funds Rate for such date shall be the average rate quoted on such date on such transactions as determined by the Agent.

     "Financial Statements" means the consolidated balance sheets of the Borrower as of December 31, 1996 and September 30, 1997 and statements of income and shareholders equity of the Borrower and its Subsidiaries for the years or months ended on such dates.

     "Financing Statements" means any one or more filings made pursuant to the UCC to perfect the security interests in the Collateral granted to Banks pursuant to Section IV hereof.

     "Fiscal Year" means the fiscal year of the Borrower ending on December 31 of each year.

     "Fraud and Abuse Laws" means Section 1128B(b) of the Social Security Act, 42 U.S.C. Section 1320a-7b(b) and Section 1877 of the Social Security Act, 42 U.S.C. Section 1877, as from time to time amended; any successor statute(s) thereto; all rules and regulations promulgated thereunder; and any other Laws (including any state Laws) relating to the ownership of medical facilities by providers of medical services or the referral of patients to medical facilities owned by providers of medical services.

     "Funded Debt" means at any date, with respect to the Borrower and its Subsidiaries, all of the following obligations (without duplication) of Borrower and its Subsidiaries as of such date: (i) all obligations for borrowed money,
(ii) all obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations to pay the deferred purchase price of property, except trade accounts payable arising in the ordinary course of business, (iv) all obligations as lessee under capitalized leases, (v) all obligations to purchase securities or other property which arise out of or in connection with the sale of the same or substantially similar securities or property, (vi) any Contingent Obligation, (vii) all non-contingent obligations to reimburse any bank or other person in respect of amounts paid under a letter of credit or similar instrument, (viii) all debt of others secured by a lien on any asset of Borrower and its Subsidiaries, whether or not such debt is assumed, and (ix) all debt of others guaranteed by Borrower and/or its Subsidiaries.

     "Funded Debt to Consolidated Cash Flow Ratio" means, as of any fiscal quarter-end of Borrower and its Subsidiaries, their Funded Debt at the end of such fiscal quarter divided by Consolidated Cash Flow for the four (4) quarter period ending on such fiscal quarter-end.

     "Government Authority" means any governmental or quasi-governmental entity, court or tribunal including, without limitation, any department, commission, board, bureau, agency, administration, service or other instrumentality of any foreign or domestic governmental entity.

     "Guarantor" individually means any one of the following corporations, each of which is also a Subsidiary for the purposes of this Agreement, and "Guarantors" means all such corporations jointly and severally:

     (A) SCN of Princeton, Inc., a New Jersey corporation.

     "Hazardous Materials" means any hazardous, toxic or dangerous chemical, substance, waste or material defined as such in any of the Environmental Laws.

     "Indebtedness" means, as to the Borrower or any Subsidiary, all items of indebtedness, obligation or liability, whether matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several, including without limitation:

        (A) All indebtedness guaranteed, directly or indirectly, in any manner, or endorsed (other than for collection or deposit in the ordinary course of business) or discounted with recourse;

        (B) All indebtedness in effect guaranteed, directly or indirectly, through agreements, contingent or otherwise: (1) to purchase such indebtedness; or (2) to purchase, sell or lease (as lessee or lessor) property, products, materials or supplies or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or to assure the owner of the indebtedness against loss; or (3) to supply funds to or in any other manner invest in the debtor;

        (C) All indebtedness secured by (or for which the holder of such indebtedness has a right, contingent or otherwise, to be secured by) any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance upon property owned or acquired subject thereto, whether or not the liabilities secured thereby have been assumed; and

        (D) All indebtedness incurred as the lessee of facilities, goods or services under leases that, in accordance with generally accepted accounting principles consistently applied, should not be reflected on the Borrower's or any Subsidiary's balance sheet.

     "Interest Expense" means, with respect to the Borrower and its Subsidiaries for any period, the gross interest expenses of the Borrower and its Subsidiaries for such period determined in accordance with generally accepted accounting principles consistently applied as shown on its income statement.

     "Interest Payment Date" shall mean, as to any Loan, the last day of the Interest Period applicable to such Loan and, in addition, in the case of a Eurodollar Loan with an Interest Period of six (6) months' duration, the day that would have been an Interest Payment Date for such Loan if such Loan had an Interest Period of three (3) months.

     "Interest Period" shall mean: (a) as to any Eurodollar Loan, the period commencing on the date of such Eurodollar Loan and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrower may elect, and (b) as to any Base Rate Loan, the period commencing on the date of such Loan and ending on the first (1st) day of the next calendar month, and (ii) the applicable Termination Date; provided, however, that (x) if any Interest Period would end on a day that shall not be a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, with respect to Eurodollar Loans only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (y) no Interest Period with respect to any Loan shall end later than the Termination Date. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

     "Interest Rate Contracts" means interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate insurance and other agreements or arrangements designed to provide protection against fluctuations in interest rates.

     "Issuing Bank" means NationsBank of Tennessee, N.A. or any successor thereto, as the issuer of Letters of Credit under Paragraph 2.3, together with its successors and assigns in each capacity; provided that no successor or assign may have a letter of credit risk rating less than that accorded to letters of credit issued by NationsBank or its affiliates.

     "Laws" means all ordinances, statutes, rules, regulations, orders, injunctions, writs or decrees of any government or political subdivision or agency thereof, or any court or similar entity estab lished by any thereof.

     "Letter of Credit" shall have the meaning assigned to such term in Paragraph 2.3.

     "Letter of Credit Documents" means, with respect to any Letter of Credit, collectively, any application for any Letter of Credit and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations.

     "Letter of Credit Interest" means, for each Bank, such Bank's participation interest (or, in the case of the Issuing Bank, the Issuing Bank's retained interest) in the Issuing Bank's liability under Letters of Credit and such Bank's rights and interests in Reimbursement Obligations and fees, interest and other amounts payable in connection with Letters of Credit and Reimbursement Obligations.

     "Letter of Credit Liability" means, without duplication, at any time and in respect of any Letter of Credit, the sum of (a) the undrawn face amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations of the Borrower at such time due and payable in respect of all drawings made under such Letter of Credit. For purposes of this Agreement, a Bank (other than the Issuing Bank) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest in the related Letter of Credit under Paragraph 2.3, and the Issuing Bank shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Banks (other than the Issuing Bank) of their participation interests under Paragraph 2.3.

     "Loan" or "Loans" means Revolving Loans made by the Banks pursuant to Paragraph 2.1 to fund the cost of Acquisitions, Capital Expenditures, and Working Capital, as well as Swingline Loans advanced pursuant to Paragraph 2.11.

     "Loan Documents" means this Agreement, the Notes, the Letter of Credit Documents, the Collateral Documents, any guaranty agreements hereafter executed with respect to the Obligations or any other document executed or delivered by or on behalf of the Borrower or any Subsidiary evidencing or securing the Obligations.

     "Majority Banks" means those Banks which are then in compliance with their obligations hereunder (as determined by Agent) and which have sixty-six and two thirds percent (66 2/3%) or more of the aggregate unpaid principal amount of the outstanding Loans and the Letter of Credit Liabilities, or, if no such amounts are then outstanding, Banks having at least sixty-six and two thirds percent (66 2/3%) of the Commitments; provided, Majority Banks shall always require two (2) Banks, regardless of whether one (1) Bank alone has more than the requisite percentage, unless one or more of the other Bank(s) is not in compliance hereunder as determined by the Agent.

     "Material Adverse Change" means a material adverse change in the business or conditions (financial or otherwise) or in the results of operations of the Borrower and its Subsidiaries (unless otherwise indicated), taken as a whole as reasonably determined by the Majority Banks.

     "Material Adverse Effect" means, when referring to the taking of an action or the omission to take an action, that such action, if taken, or omission, would have a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries (unless otherwise indicated), taken as a whole as reasonably determined by the Majority Banks.

     "Non-Corporate Subsidiary" means a Subsidiary that is other than a corporation.

     "Non-Corporate Unperfected Subsidiary" means a Non-Corporate Subsidiary, Borrower's interest in which is not subject to a perfected security interest to secure the Obligations.

     "Note" means a promissory note substantially in the form of Exhibit A attached hereto, duly executed and delivered to the Agent by Borrower and payable to the order of each of the Banks in the amount of its Commitment, including any amendment, modification, renewal, extension, or replacement thereof, and "Notes" means the Notes payable to each of the Banks collectively.

     "Notice of Borrowing" has the meaning set forth in Paragraph 2.2(A).

     "Notice of Conversion" has the meaning set forth in Paragraph 2.2(B).

     "Obligations" means the obligation of the Borrower:

        (A) To pay the principal of and interest on the Notes in accordance with the terms thereof and to satisfy all of its other liabilities to the Agent, the Banks, NationsBank, N.A., and NationsBanc Montgomery Securities, Inc., hereunder, whether now existing or hereafter incurred, matured or unmatured, direct or contingent, joint or several, including any extensions, modifications, and renewals thereof and substitutions therefor;

        (B) To pay all Letter of Credit Liabilities, including any Reimbursement Obligations and any other amounts owed by Borrower under any Letter of Credit Documents;

        (C) To repay to the Banks all amounts advanced by the Banks hereunder on behalf of the Borrower, including, but without limitation, amounts now or hereafter owed under Interest Rate Contracts to one or more Banks, advances for overdrafts, principal or interest payments to prior secured parties, mortgagees, or lienors, or for taxes, levies, insurance, rent, repairs to or maintenance or storage of any of the Collateral; and

        (D) To reimburse the Agent, the Banks, NationsBank, N.A., and NationsBanc Montgomery Securities, Inc. on demand, for their reasonable out-of-pocket expenses and costs, including the reasonable fees and expenses of the Agent's counsel in connection with the preparation, amendment, modification, or enforcement of this Agreement and the documents required hereunder (including, without limitation, any proceeding brought or threatened to enforce payment of any of the obligations referred to in the foregoing paragraphs (A),
(B) and (C), or any suits or claims against any Bank whatsoever as a result of such Bank's execution of this Agreement and making of its Loan); provided, the expenses and attorneys' fees of all Banks shall be reimbursed in connection with the enforcement of this Agreement and the other Loan Documents.

     "Permitted Acquisition" means any business, enterprise or operation of any Person unrelated to or unaffiliated with the Borrower which is the subject of an Acquisition permitted under Paragraph 7.13.

     "Permitted Acquisition Indebtedness" means purchase money indebtedness incurred by the Borrower or any Subsidiary in connection with the purchase of a Permitted Acquisition approved by the Banks pursuant to Paragraphs 3.3 and 7.13 that:

        (A) Is in a principal amount not more than sixty percent (60%) of the Permitted Acquisition Price;

        (B) Is unsecured;

        (C) Has a maturity of not less than three (3) years; and

        (D) Is not cross-defaulted with and is not more restrictive in its terms and conditions than the Obligations secured hereby, in the judgment of the Banks.

In addition, it shall include such other purchase money indebtedness as has otherwise been approved by the Banks pursuant to Paragraph 3.3 or not prohibited by Paragraph 7.5(8).

     "Permitted Acquisition Price" means the aggregate purchase price of any Permitted Acquisition, including notes, assumed debt, amounts allocated to non-compete agreements and the minimum amounts reasonably expected to be paid under any earn-out agreements.

     "Permitted Investments" means all expenditures made and all liabilities incurred (contingent or otherwise) by any Borrower or any Subsidiary for:

     (A) obligations issued or guaranteed as to principal and interest by the United States of America and having a maturity of not more than twelve (12) months from the date of purchase;

     (B) certificates of deposit, issued by banks organized under the laws of the United States of America or any State thereof and foreign subsidiaries of such banks, having a rating of not less than A or its equivalent by Standard & Poor's Corporation, or its successor;

     (C) commercial paper or finance company paper which is rated not less than prime-one or A-1 or their equivalents by Moody's Investor Services, Inc. or Standard & Poor's Corporation or their successors;

     (D) repurchase agreements related to an investment of the type described in Clause (A) above, provided that the counter-party thereto is a government securities dealer designated by the Federal Reserve Bank of New York as a "Reporting Dealer" and whose financial statements indicate that it has a capital of at least $50,000,000.00 and that the investment which is the subject of such repurchase agreement shall be at all times during the term of the repurchase agreement in the possession of the Borrower (or the Agent) or the interest of such Borrower therein shall be appropriately recorded in accordance with the United States Federal Regulations regarding Book Entry Treasury Securities;

     (E) bankers acceptances issued by banks that qualify for the NationsBank of Tennessee, N.A. Federal Funds List, not to exceed $500,000.00 per issuer and a maximum maturity of 180 days;

     (F) Eurodollar time deposits with banks having a minimum rating by Keefe Bankwatch of A for domestic banks and I for foreign banks, provided the maximum deposit with any bank does not exceed $500,000.00, the concentration in any individual country does not exceed $250,000.00 or 25% of the total amount of all Permitted Investments, whichever is greater, and the aggregate amount of Eurodollar time deposits does not exceed $500,000.00 or 75% of the amount of all Permitted Investments, whichever is greater;

     (G) money market funds which invest in money market instruments consistent with the guidelines herein set forth for other Permitted Investments provided the same do not exceed 25% of the total amount of all Permitted Investments nor exceed $500,000.00 in any one money market fund;

     (H) state and municipal general obligation bonds rated A or better by Standard & Poor's Corporation or Moody's Investor Services, Inc., for long term issues and Moody's MIG-1 for short term issues, provided no security shall have a maturity in excess of one year, no more than $500,000.00 shall be invested with any single issuer, and the concentration in any one type of issue (states, local governments, school districts, municipal power authorities, hospitals, housing authorities, etc.) shall be limited to 25% of the total amount of all Permitted Investments or $250,000.00, whichever is greater; and

     (I) Permitted Acquisitions.

     "Permitted Liens" means:

        (A) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business that are not yet due and payable;

        (B) Pledges or deposits made in the ordinary course of business to secure payment of workmen's compensation, or to participate in any fund in connection with workmen's compensation, unemployment insurance, old-age pensions or other social security programs;

        (C) Liens of mechanics, materialmen, warehousemen, carriers, or other like liens, securing obligations incurred in the ordinary course of business that are not yet due and payable;

        (D) Good faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of ten percent (10%) of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

        (E) Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property by the Borrower or any Subsidiary in the operations of its business, and none of which is violated in any material respect by existing or proposed structures or land use;

        (F) Liens in favor of the Agent for the benefit of the Banks;

        (G) Existing liens set forth or described on Exhibit B, attached hereto and made a part hereof, and renewals thereof;

        (H) Liens of equipment notes and capitalized leases granted to secure not more than the amount of the purchase price financed thereby; provided, that in the case of an Acquisition or assumption the Acquisition or assumption is either permitted by Paragraph 7.13 or not otherwise prohibited herein;

        (I) Landlord's liens on Fixtures retained in any lease;

        (J) The following, if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings, so long as levy and execution thereon have been stayed and continue to be stayed; if Borrower or any Subsidiary has posted such security as may be required by Laws or as is reasonably satisfactory to Banks; and if the following do not, in the aggregate, materially detract from the value of the properties of the Borrower or any Subsidiary taken as a whole, or materially impair the use thereof in the operation of their respective businesses:

           (1) Claims or liens for taxes, assessments or charges due and payable and subject to interest or penalty;

           (2) Claims, liens and encumbrances upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;

           (3) Claims or liens of mechanics, materialmen, warehousemen, carriers, or other like liens; and

           (4) Adverse judgments on appeal.

     "Person" means any individual, corporation, partnership, limited liability company, association, joint-stock company, estate, trust, unincorporated organization, joint venture, court or government or political subdivision or agency thereof.

     "Pledged Instruments" means the stock, membership interests, partnership interests, notes and other interests and documents pledged pursuant to the Amended and Restated Pledge Agreement described in Paragraph 3.1, as amended from time to time to reflect the pledge of newly formed Subsidiaries and/or Acquisitions.

     "Pledgor" means the owner(s) of the Pledged Instruments as set forth in the Pledge Agreement(s).

     "Potential Default" means a condition or event which, after notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

     "Practice" means a musculoskeletal treatment center or a musculoskeletal or orthopedic medical practice. Whenever in this Agreement "Practice" is used in describing an Acquisition by the Borrower or any Subsidiary, and if the reference relates to a medical practice, such reference is to the Acquisition of the assets used in the operation of the Practice that can lawfully be acquired by Borrower or any Subsidiary or to the Acquisition of an interest in an entity that owns, as of the time of purchase, only those assets that can be lawfully acquired by Borrower or any Subsidiary.

     "Prime Rate" means that rate announced by NationsBank of Tennessee, N.A. from time to time as the NationsBank Prime Rate. No representation is made herein that the NationsBank Prime Rate is the lowest rate at which any bank will lend to its customers.

     "Pro-Forma Effect" means, in making any calculation to determine compliance with Subparagraphs 3.3(D) and 7.13(A), that the calculation will be made assuming that (a) any Permitted Acquisition made during the twelve-month period ending on the date of determination (the "Reference Period"), and (b) any Indebtedness associated with (a) incurred during the Reference Period or to be incurred as of the date of determination, were made or incurred on the first day of the Reference Period. Any funds to be used by Borrower or any Subsidiary in consummating a Permitted Acquisition will be assumed to have been used for that purpose as of the first day of the Reference Period. Acquisition EBITDA for the Reference Period associated with the Practice acquired or to be acquired in any Permitted Acquisition will be included in the calculation of Acquisition EBITDA for Borrower and its Subsidiaries. Any Indebtedness to be incurred by Borrower or any Subsidiary in connection with the consummation of any Permitted Acquisition will be assumed to have been incurred on the first day of the Reference Period. Interest Expense with respect to such Indebtedness assumed to have been incurred on the first day of the Reference Period which bears interest at a floating rate shall be calculated at the current rate under the agreement governing such Indebtedness (including this Agreement if the Indebtedness is incurred hereunder). Any Interest Expense incurred during the Reference Period which was or is to be refinanced with proceeds of Indebtedness assumed to have been incurred as of the first day of the Reference Period will be excluded from the calculation for which a Pro-Forma Effect is being given.

     "Provider" means an orthopedic doctor or other musculoskeletal doctor whose specialty is complementary to the practice of orthopedics and who performs professional services respecting a Practice that is either managed by Borrower or any Subsidiary or the assets of which are owned by Borrower or any Subsidiary.

     "Quarterly Dates" means the first day of each January, April, July, or October, the first of which shall be the first such day after October 1, 1997.

     "Quarterly Period" means (a) the Period from the date of Closing to the next succeeding Quarterly Date and (b) thereafter, any period from the first day after a Quarterly Date to the next succeeding Quarterly Date.

     "Real Property" means those leases and other interests in real estate described in Exhibit D hereto.

     "Records" means correspondence, memoranda, tapes, books, discs, paper, magnetic storage and other documents or information of any type, whether expressed in ordinary or machine language.

     "Reimbursement Obligations" means, at any time, the obligation of the Borrower then outstanding, or which may thereafter arise in respect of any or all Letters of Credit then outstanding, to reimburse amounts paid by the Issuing Bank and the other Banks with respect to their Letter of Credit Interests in respect of any drawings under a Letter of Credit.

     "Rental Expense" means, with respect to the Borrower and its Subsidiaries for any period, the gross rental expenses that are paid by the Borrower and its Subsidiaries for such period determined in accordance with generally accepted accounting principles consistently applied.

     "Revolving Loans" means revolving credit loans made pursuant to Paragraphs
2.1 and 2.2.

     "Seller" means the former owner of a Practice that is acquired by the Borrower or any Subsidiary.

     "Service Agreement" means one of those service or management agreements now or hereafter entered into between a Provider or Providers and the Borrower or any Subsidiary in connection with the management of an orthopedic or musculoskeletal practice.

     "Shareholders' Equity" means, at any time, the sum of the following accounts set forth in a consolidated balance sheet of the Borrower and its Subsidiaries, prepared in accordance with generally accepted accounting principles consistently applied: (A) the par or stated value of all outstanding capital stock; (B) capital surplus; and (C) retained earnings.

     "Specialists-SCN, LLC" means Specialists-SCN, LLC, a California limited liability company composed of Borrower, Eric E. Bugna, M.D. and John C. Kofoed, M.D.

     "Specialists-SCN Loan" means the loan in the aggregate amount of not more than Eight Hundred Thousand Dollars ($800,000.00) to be made by Borrower to Specialists-SCN, LLC pursuant to sub-paragraph 7.10(2) hereof.

     "Specialists-SCN Loan Documents" means that Note as well as the Deed of Trust and other documents, from time to time, evidencing the Specialists-SCN Loan.

     "Subordinated Indebtedness" means all Indebtedness incurred at any time by the Borrower or any Subsidiary, the repayment of which is subordinated to the Loans in form and manner satisfactory to the Banks. All existing Subordinated Indebtedness is so specified in Exhibit C attached hereto, and a form of subordination agreement acceptable to the Banks for notes, debentures and/or convertible debentures to be issued to and held by Providers is attached hereto as Exhibit C-1.

     "Subsidiary" means any Person of which fifty percent (50%) or more of the outstanding voting securities or other equity interests in such Person shall, at the time of determination, be owned directly, or indirectly through one or more intermediaries, by the Borrower and "Subsidiaries" means all such Persons together with each of the Guarantors, if different.

     "Swingline Bank" means NationsBank of Tennessee, N.A., together with its successors.

     "Swingline Commitment" means the commitment of the Swingline
Bank to make the Swingline Loans in the aggregate principal amount at any time outstanding of up to the Swingline Committed Amount.

     "Swingline Committed Amount" has the meaning assigned to such term in Paragraph 2.11(A).

     "Swingline Loan" has the meaning assigned to such term in Paragraph
2.11(A).

     "Swingline Note" means the promissory note of the Borrower in favor of the Swingline Bank in the original principal amount of $2,500,000, as such promissory note may be amended, modified, restated or replaced from time to time.

     "Termination Date" means November 21, 2000, unless extended in writing by the Banks in their sole discretion.

     "Total Commitments" means the aggregate of the several Commitments of the Banks in the principal amount of up to Seventy-Five Million Dollars ($75,000,000.00) as set forth in Section II of this Agreement, subject to reduction by the Borrower pursuant to Paragraph 2.6 below.

     "UCC" means the Uniform Commercial Code as in effect on the date hereof in the State of Tennessee, as it may be amended from time to time; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of a security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than Tennessee, "UCC" means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

     "Unutilized Loan Commitment" means, with respect to any Bank at any time, such Bank's maximum Commitment at such time less the sum of (i) the aggregate principal amount of all Revolving Loans made by such Bank that are outstanding at such time, and (ii) such Bank's Commitment Percentage of all Letter of Credit Liabilities at such time.

     "West Central Ohio Group, Ltd." means West Central Ohio Group, Ltd., an Ohio limited liability company formed pursuant to the Ohio Limited Liability Company Act, Ohio Revised Code Chapter 1705 as amended from time to time.

     "West Central Ohio Loans" means those loans in the aggregate amount of not more than $7,000,000.00 to be made by Borrower to West Central Ohio Group, Ltd. pursuant to Subparagraph 7.10(1) hereof.

     "West Central Ohio Loan Documents" means those notes as well as the loan agreement, security agreement, mortgage, financing statements and other documents from time to time evidencing and securing the West Central Ohio Loans.

     "Working Capital" means those funds used for general corporate purposes in the ordinary course of business, but excluding the costs of the Acquisition of any Person, permitted or otherwise, and the costs of Capital Expenditures.

     The definitions in this Section I shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". All references herein to Sections, Paragraphs, Exhibits and Schedules shall be deemed references to Sections and Paragraphs of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with generally accepted accounting principles consistently applied, as in effect from time to time; provided, however, if (a) the Borrower shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in generally accepted accounting principles or the rules promulgated with respect thereto or
(b) the Agent or the Majority Banks shall so object in writing within 30 days after delivery of such financial statements, then such calculations shall be made on a basis consistent with the most recent financial statements delivered by the Borrower to the Banks as to which no such objection shall have been made.

                              SECTION II. THE LOANS

     2.1 Revolving Loans. (A) Subject to the terms and conditions of and relying on the representations, warranties and covenants contained in this Agreement, each Bank severally agrees to make available to the Borrower revolving credit loans ("Revolving Loans") from time to time until the Termination Date for the purposes hereinafter set forth; provided, however, none of the Banks shall be obligated to make any Revolving Loan to the extent that immediately after making any such Revolving Loan the sum of the outstanding principal balance of all Revolving Loans, Swingline Loans and Letter of Credit Liabilities would exceed the then applicable Total Commitments; provided, further, no Bank shall be obligated to make any Revolving Loan to the extent that immediately after the making of such Revolving Loan such Bank's pro rata share (based upon its Commitment then in effect) of Revolving Loans and Letter of Credit Liabilities shall exceed such Bank's Committed Amount. The failure of any Bank to make its Committed Percentage of any Revolving Loan shall not in itself relieve any other Bank of its obligation under this Paragraph 2.1. Prior to the Termination Date, the Borrower may borrow, repay and reborrow hereunder up to the full amount of the Total Commitments in accordance with the terms of this Agreement. Revolving Loans hereunder may consist of Base Rate Loans or Eurodollar Loans (or a combination thereof) as the Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof.

     (B) Revolving Loan advances may be used by the Borrower for Permitted Acquisitions, Capital Expenditures, Reimbursement Obligations, Working Capital, Provider loans not prohibited by Subparagraph 7.10(2), and the development of musculoskeletal focused surgery centers. The Banks shall have no obligation to fund unless Borrower is in compliance with all of the provisions and conditions of this Agreement.

     (C) The aggregate minimum principal amount of each Revolving Loan advanced hereunder shall be not less than $500,000 (and integral multiples of $100,000 in excess thereof); provided, Eurodollar Loan advances shall be in the minimum amount of $2,500,000 and shall be in integral multiples of $500,000 in excess thereof.

     2.2 Notices, Interest Rates and Payments of Interest.

        (A) The Borrower shall give the Agent irrevocable notice in the form attached hereto as Exhibit A-1 (a "Notice of Borrowing") not later than 3:00 p.m. Charlotte, North Carolina time at least three (3) Business Days prior to the date of any requested disbursement of Eurodollar Loans and one (1) Business Day prior to any requested disbursement of Base Rate Loans. Each Borrowing Notice shall be written and may be made by telecopier, telex or cable in addition to the means set forth for giving notice in Paragraph 10.5. Each Borrowing Notice shall specify the requested date of such requested disbursement; the aggregate amount of such disbursement; the type of Revolving Loan, i.e., Eurodollar or Base Rate; and if a Eurodollar Loan, the designated Interest Period. Upon receipt of a Notice of Borrowing, the Agent shall promptly advise the other Banks of any Borrowing Notice given pursuant to this Paragraph and each Bank's portion of the requested Revolving Loan. Subject to the terms and conditions hereof, each Bank will make its pro rata share of each Revolving Loan advance available to the Agent by 12:00 p.m. (Charlotte, North Carolina time) on the date specified in the Notice of Borrowing by deposit in U.S. dollars of immediately available funds to account number 0112996681 at the offices of the Agent in Nashville, Tennessee (or at such other address as the Agent may designate in writing), and Agent will credit the proceeds of the Revolving Loans received by Agent from the Banks to the Borrower's deposit account with Agent. Each such Borrowing Notice shall obligate the Borrower to accept the Revolving Loan disbursement requested thereby. No Bank shall be responsible for the failure or delay by any other Bank in its obligation to make Revolving Loan advances provided, however, that the failure of any Bank to fund its Commitments hereunder shall not relieve any other Bank of its Commitments hereunder. Unless the Agent has been notified by any Bank prior to the making of any such Revolving Loan advance that such Bank does not intend to make available to the Agent its Commitment Percentage of the Revolving Loan advance to be made on such date, the Agent may assume that such Bank has made or will make such amount available to the Agent on the date of such Revolving Loan advance, and the Agent, in reliance upon such assumption, may (in its sole discretion without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Borrower, the Agent shall be entitled to recover such corresponding amount from such Bank. If such Bank does not pay such corresponding amount forthwith upon the Agent's demand therefor, the Agent will promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from such Bank or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent, at a per annum rate equal to (i) if paid by such Bank, within two Business Days of making such corresponding amount available to the Borrowers, the overnight Federal Funds Rate, and thereafter the Base Rate, and (ii) if paid by the Borrowers, the then applicable rate calculated in accordance with Paragraph 2.2.

        (B) The Borrower shall have the right at any time, on prior irrevocable written or telex notice to the Agent in the form attached hereto as Exhibit A-2 (a "Notice of Conversion") not later than 2:00 p.m., Charlotte, North Carolina time, three (3) Business Days prior to the date of any requested conversion, to convert any Base Rate or Eurodollar Loan into a Loan of another type, or to continue any Eurodollar Loan for another Interest Period (specifying in each case the Interest Period to be applicable thereto), subject in each case to the following:

           (1) Each conversion or continuation shall be made prorata among the Banks in accordance with the respective principal amounts of the Loan converted or continued;

           (2) No Eurodollar Loan shall be converted at any time other than at the end of the Interest Period applicable thereto;

           (3) Each conversion shall be effected by applying the proceeds of the new Eurodollar and/or Base Rate Loan, as the case may be, to the Loan (or portion thereof) being converted;

           (4) The number of Eurodollar Loans outstanding at one time may not exceed eight (8); and

           (5) No Interest Period may be selected for any Eurodollar Loan that would end later than a repayment date occurring on or after the first day of such Interest Period if the aggregate outstanding amount of Eurodollar Loans with Interest Periods ending prior to such repayment date plus the aggregate outstanding amount of all Base Rate Loans is not equal to or greater than the principal amount(s) of the Loan(s) to be paid on such repayment date.

Each notice pursuant to this subparagraph shall be irrevocable and shall refer to this Agreement and specify (1) the identity and principal amount of the particular Revolving Loan that the Borrower request be converted or continued, (2) if such notice requests conversion, the date of such conversion (which shall be a Business Day), and (3) if a Revolving Loan is to be converted to a Eurodollar Loan or a Eurodollar Loan is to be continued, the Interest Period with respect thereto. In the event that the Borrower shall not give notice to continue any Eurodollar Loan for a subsequent period, such Eurodollar Loan (unless repaid) shall automatically be converted into a Base Rate Loan. If the Borrower shall fail to specify in any Borrowing Notice the type of borrowing or, in the case of a Eurodollar Loan, the applicable Interest Period, the Borrower will be deemed to have requested a Base Rate Loan. If Agent reasonably believes that any failure by Borrower to specify the type of borrowing or the applicable Interest Period shall have resulted from failure of communications equipment or clerical error, then prior to funding any such borrowing the Agent shall use reasonable efforts to obtain confirmation from Borrower of the contents of such Borrowing Notice; however, in the absence of prompt confirmation by Borrower which specifies the type of borrowing and/or the applicable Interest Period, the Borrower will be deemed to have requested a Base Rate Loan. Notwithstanding anything to the contrary contained above, if an Event of Default or Potential Default shall have occurred and be continuing, no Eurodollar Loan may be continued and no Base Rate Loan may be converted into a Eurodollar Loan.

     (C) Interest shall be charged and paid on each Revolving Loan from the date of the initial advance thereunder until such Loan is paid or converted as follows:

        (1) For a Base Rate Loan, at an annual rate equal to the Base Rate plus the Applicable Margin for such Loan, said rate to change contemporaneously with any change in the Base Rate.

        (2) For a Eurodollar Loan, at a rate equal to the Adjusted LIBO Rate plus the Applicable Margin for such Loan.

        (3) Interest for both Base Rate Loans and Eurodollar Loans shall be computed on the basis of a 360-day year counting the actual number of days elapsed, and shall be due and payable without notice on each Interest Payment Date.

     (D) Notwithstanding anything herein to the contrary, upon the occurrence of an Event of Default interest on all Loans (including Swingline Loans) shall be charged at the Default Rate as defined and set forth in the Notes, regardless of whether the Majority Banks have elected to exercise any other remedies under
Section VIII hereof, including without limitation acceleration of the maturity of the outstanding principal of the Notes. All such interest shall be paid at the time of and as a condition precedent to the curing of any such default to the extent any right to cure is given.

     (E) All agreements herein made are expressly limited so that in no event whatsoever shall the interest and loan charges agreed to be paid to the Banks for the use of the money advanced or to be advanced pursuant to this Agreement exceed the maximum amounts collectible under applicable laws in effect from time to time. If for any reason whatsoever the interest or loan charges paid or contracted to be paid in respect of the Loans or Letters of Credit shall exceed the maximum amounts collectible under applicable laws in effect from time to time, then, ipso facto, the obligation to pay such interest and/or loan charges shall be reduced to the maximum amounts collectible under applicable laws in effect from time to time, and any amounts collected by the Banks that exceed such maximum amounts shall be applied to the reduction of the principal balance of the Loans and/or refunded to Borrower so that at no time shall the interest or loan charges paid or payable in respect of the Loans exceed the maximum amounts permitted from time to time by applicable law. This provision shall control every other provision herein and in any and all other agreements and instruments now existing or hereafter arising between Borrower and the Banks with respect to the Loans.

     2.3 Letters of Credit. Subject to the terms and conditions of this Agreement, the Commitments may be utilized, upon the request of the Borrower, in addition to the Revolving Loans provided for by Paragraph 2.1, for the issuance by the Issuing Bank of letters of credit (collectively, the "Letters of Credit") for the account of the Borrower; provided that in no event shall (i) the amount of Letter of Credit Liabilities exceed Ten Million Dollars ($10,000,000.00),
(ii) the aggregate amount of all Letter of Credit Liabilities, together with the aggregate principal amount of the Revolving Loans and Swingline Loans, exceed the aggregate amount of the Total Commitments as in effect from time to time, and (iii) the expiration date of any Letter of Credit extend beyond the earlier of the fifth (5th) Business Day preceding the Termination Date and the date twelve months following the issuance of such Letter of Credit. The following additional provisions shall apply to Letters of Credit:

        (A) The Borrower shall give the Agent at least three Business Days' irrevocable prior notice (effective upon receipt) specifying the Business Day (which shall be no later than 30 days preceding the Termination Date) each Letter of Credit is to be issued and describing in reasonable detail the proposed terms of such Letter of Credit (including its beneficiary) and the nature of the transactions or obligations proposed to be supported (including whether such Letter of Credit is to be a commercial letter of credit or a standby letter of credit). The Borrower shall be the account party for each Letter of Credit, including Letters of Credit issuable to a beneficiary having a claim or potential claim against a Subsidiary of the Borrower.

        (B) On each day during the period commencing with the issuance by the Issuing Bank of any Letter of Credit and until such Letter of Credit shall have expired or been terminated or, if drawn upon, until the resulting Reimbursement Obligations have been reimbursed in full by the Borrower (whether by a borrowing under this agreement or otherwise), the Commitment of each Bank shall be deemed to be utilized for all purposes of this Agreement in an amount equal to such Bank's Commitment Percentage of the then Letter of Credit Liabilities associated with such Letter of Credit. Each Bank (other than the Issuing Bank) agrees that, upon the issuance of any Letter of Credit it shall automatically acquire a participation in the Issuing Bank's liability under such Letter of Credit in an amount equal to such Bank's Commitment Percentage of such liability, and each Bank (other than the Issuing Bank) thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to the Issuing Bank to pay and discharge when due, its Commitment Percentage of the Issuing Bank's liability under such Letter of Credit.

        (C) Upon receipt from the beneficiary of any Letter of Credit or any demand for payment under such Letter of Credit, the Issuing Bank shall promptly notify the Borrower (through the Agent) of the amount to be paid by the Issuing Bank as a result of such demand and the date on which payment is to be made by the Issuing Bank to such beneficiary in respect of such demand. The Borrower hereby unconditionally agrees to pay and reimburse the Agent for the account of the Issuing Bank and the other Banks with respect to their Letter of Credit Interest for the amount of each demand for payment under such Letter of Credit at or prior to the date on which payment is to be made by the Issuing Bank to the beneficiary under such Letter of Credit, without presentment, demand, protest or other formalities of any kind. Any amounts not so paid or borrowed as set forth in (D) below shall bear interest at the rate(s) specified in the Letter of Credit Documents or, if higher, at the rate(s) specified on the Notes (including the Default Rate, if applicable).

        (D) Forthwith upon its receipt of a notice referred to in clause (C) of this Paragraph 2.3, the Borrower shall advise the Agent whether or not the Borrower intends to borrow under Paragraph 2.1 to finance its obligation to reimburse the Issuing Bank for the amount of the related demand for payment and, if it does, submit a notice of such borrowing as provided in Paragraph 2.2. In the event that the Borrower fails to so advise the Agent, and if the Borrower fails to reimburse the Issuing Bank for a demand for payment under a Letter of Credit by the date of such payment, the Agent shall give each Bank prompt notice of the amount of the demand for payment, specifying such Bank's Commitment Percentage of the amount of the related demand for payment, and the Borrower shall be deemed in default hereunder for breaching Subparagraph 2.3(C) above.

        (E) Each Bank (other than the Issuing Bank) shall pay to the Agent for the account of the Issuing Bank in Dollars and in immediately available funds, the amount of such Bank's Commitment Percentage of any payment under a Letter of Credit upon notice by the Agent to such Bank requesting such payment and specifying such amount as provided in clause (D) of this Paragraph 2.3. Each such Bank's obligation to make such payments to the Agent for the account of the Issuing Bank under this clause (E), and the Issuing Bank's right to receive the same, shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including (i) the failure of any other Bank to make its payment under this clause (E), the financial condition of the Borrower (or any other account party), the existence of any Default or (ii) the termination of the Commitments. Each such payment to the Issuing Bank shall be made without any offset, abatement, withholding or reduction whatsoever; provided, nothing contained in the foregoing shall limit the Issuing Bank's liability for its gross negligence or willful misconduct in improperly honoring a draft drawn under a Letter of Credit.

        (F) Upon the making of each payment by a Bank to the Issuing Bank pursuant to clause (E) above in respect of any Letter of Credit, such Bank shall, automatically and without any further action on the part of the Agent, the Issuing Bank or such Bank, acquire (i) a participation in any amount equal to such payment in the Reimbursement Obligation owing to the Issuing Bank by the Borrower under this Agreement and under the Letter of Credit Documents relating to such Letter of Credit and (ii) a participation in a percentage equal to such Bank's Commitment Percentage in any interest or other amounts payable by the Borrower under such Letter of Credit Documents and the other Loan Documents in respect of such Reimbursement Obligation (other than the commissions, charges, costs and expenses payable to the Issuing Bank pursuant to clause (G) of this Paragraph 2.3). Upon receipt by the Issuing Bank from or for the account of the Borrower of any payment in respect of any Reimbursement Obligation or any such interest or other amount (including by way of set-off or application of proceeds of any collateral security) the Issuing Bank shall promptly pay to the Agent for the account of each Bank who shall have previously assumed a participation in such payment under clause (ii) above, such Bank's Commitment Percentage of such payment, each such payment by the Issuing Bank to be made in the same money and funds in which received by the Issuing Bank. In the event any payment received by the Issuing Bank and so paid to the Banks is rescinded or must otherwise be returned by the Issuing Bank, each Bank shall, upon the request of the Issuing Bank (through the Agent), repay to the Issuing Bank (through the Agent) the amount of such payment paid to such Bank, with interest at the rate specified in clause (J) of this Paragraph 2.3.

        (G) Borrower shall pay to the Agent for the account of the Issuing Bank in respect of each Letter of Credit an issuance fee in an amount equal to 0.125% of the face amount of such Letter of Credit (such fee to be nonrefundable and to be paid in advance on such date of issuance). In addition, Borrower shall pay to the Agent for the account of each Bank a letter of credit fee (the "Letter of Credit Fee") in respect of each Letter of Credit on the daily average undrawn face amount of such Letter of Credit for the period from and including the date of issuance of such Letter of Credit to and including the date such Letter of Credit is drawn in full, expires or is terminated (such fee to be non-refundable, to be paid in arrears on each Quarterly Date and on the Termination Date and to be calculated, for any day, after giving effect to any payments made under such Letter of Credit on such day) in an amount equal to 2.25% per annum or, for any Quarterly Period prior to the first day of which (and in any event no later than 45 days after the end of the fiscal quarter most recently ended) the Borrower has delivered to the Agent a Compliance Certificate of the Borrower calculating the Funded Debt to Consolidated Cash Flow Ratio as at the last day of such fiscal quarter (other than such portion of such period during which a Default shall be continuing), the Applicable Margin pertaining thereto. All calculations of Letter of Credit fees shall be based on a 360 day year counting the actual number of elapsed days. Notwithstanding the foregoing, following the occurrence of an Event of Default hereunder and for so long as any such Default remains uncured, the Letter of Credit Fee otherwise applicable as hereinabove set forth shall be increased by two percent (2.0%) per annum.

        (H) Upon the request of any Bank from time to time, the Issuing Bank shall deliver any information reasonably requested by such Bank with respect to each Letter of Credit then outstanding.

        (I) The issuance by the Issuing Bank of each Letter of Credit shall be subject, in addition to the conditions precedent set forth in Paragraph 3.2, to the conditions precedent that (i) such Letter of Credit shall be in such form, contain such terms and support such transactions as shall be satisfactory to the Issuing Bank consistent with its then current practices and procedures with respect to letters of credit of the same type and (ii) the Borrower shall have executed and delivered such applications, agreements and other instruments relating to such Letter of Credit as the Issuing Bank shall have reasonably requested consistent with its then current practices and procedures with respect to letters of credit of the same type; provided that in the event of any conflict between any such application, agreement or other instrument and the provisions of this Agreement, the provisions of this Agreement shall control.

        (J) To the event that any Bank fails to pay any amount required to be paid pursuant to clause (E) or (F) of this Paragraph 2.3 when due, such Bank shall pay interest to the Issuing Bank (through the Agent) on such amount from and including such due date to but excluding the date such payment is made (i) during the period from and including such due date to but excluding the date three Business Days thereafter, at a rate per annum equal to the Federal Funds Rate (as in effect from time to time) and (ii) thereafter, at a rate per annum equal to the Base Rate plus 2.0%.

        (K) The issuance by the Issuing Bank of any modification or supplement to any Letter of Credit shall be subject to the same conditions applicable under this Paragraph 2.3 to the issuance of new Letters of Credit, and no such modification or supplement shall be issued unless either (x) the respective Letter of Credit as affected by such action would have complied with such conditions had it originally been issued in such modified or supplemented form or (y) each Bank shall have consented to such modification or supplement.

        (L) The obligations of the Borrower under this Paragraph 2.3 shall be unconditional and absolute and shall not be affected, modified or impaired, upon the happening at any time or from time to time of any event, including any of the following, whether or not with notice to or the consent of the Borrower:

           (1) the compromise, settlement, release, modification, amendment (whether material or otherwise) or termination of any or all of the obligations, conditions covenants or agreements of any Person in respect of any of the Loan Documents;

           (2) the occurrence, or the failure by the Agent, any Bank or any other Person to give notice to the Borrower of the occurrence, of any Event of Default or any default under any of the other Loan Documents;

           (3) the waiver of the payment, performance or observance of any of the obligations, conditions, covenants or agreements of any Person contained in any of the Loan Documents;

           (4) the extension of the time for performance of any other obligations, covenants or agreements of any Person under or arising out of any of the Loan Documents;

           (5) the taking or the omission of any of the actions referred to in any of the Loan Documents;

           (6) any failure, omission or delay on the part of the Agent, any Bank, the Borrower or the beneficiary of any Letter of Credit to enforce, assert or exercise any right, remedy, power or privilege conferred by this Agreement or any of the Loan Documents, or any other act or acts on the part of the Agent, any Bank, the Borrower or the beneficiary of any Letter of Credit;

           (7) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all the assets of, the marshalling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition with creditors or readjustment of, or other similar proceedings which affect, the Borrower or any other party to any of the Loan Documents;

           (8) any lack of validity or enforceability of this Agreement, any Letter of Credit or any other Loan Document, or any allegation of invalidity or unenforceability or any contest of such validity or enforceability;

           (9) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against the Agent, any Bank or any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom the Bank or any such beneficiary or transferee may be acting), or any other Person, whether in connection with this Agreement or any of the other Loan Documents or any of the transactions contemplated by any Loan Document or any unrelated transaction;

           (10) any statement in any certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any such statement being untrue or inaccurate in any respect whatsoever;

           (11) payment by the Issuing Bank under any Letter of Credit against presentation of a demand or certificate which does not comply with the terms of such Letter of Credit;

           (12) the release or discharge by operation of law of the Borrower from the performance or observance of any obligation, covenant or agreement contained in any of the Loan Documents; or

           (13) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

        (M) Without affecting the Borrower's liability under Paragraph 10.7, the Borrower agrees to indemnify each of the Issuing Bank, the Agent and the Banks and their respective affiliates, directors, officers, employees, attorneys and agents from, and hold each of them harmless against, any and all losses, liabilities, damages or expenses incurred by any of them in connection with or by reason of any actual or threatened investigation, litigation or other proceeding (including, in respect of the Issuing Bank and the Agent, any such investigations, litigation or other proceeding between the Issuing Bank or the Agent and any Bank) relating to (a) the execution and delivery of any Letter of Credit; (b) the use of the proceeds of any drawing under any Letter of Credit; or (c) the transfer or substitution of, or payment or failure to pay under, any Letter of Credit, including the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding, but excluding damages, losses, liabilities or expenses to the extent, but only to the extent, incurred by reason of (x) the willful misconduct or gross negligence of the Issuing Bank in determining whether a document presented under any Letter of Credit complies with the terms of such Letter of Credit or (y) in the case of the Issuing Bank, such Bank's failure to pay under any Letter of Credit after presentation to it of documents strictly complying with the terms and condition of such Letter of Credit. It shall not be a condition to any such indemnification that the Issuing Bank, the Agent or any Bank shall be a party to any such investigations, litigation or other proceeding. Nothing in this Paragraph 2.3 is intended to limit the Borrower's payment obligations under this Agreement.

        (N) The Borrower assumes all risks of the acts or omissions of any beneficiary of any Letter of Credit with respect to the use of the Letter of Credit. None of the Agent, any Bank nor any of their respective affiliates, officers, directors, employees, attorneys or agents shall be liable or responsible for: (a) the use which may be made of the Letter of Credit or for any acts or omissions of any beneficiary of any Letter of Credit in connection with such Letter of Credit; (b) the validity, sufficiency or genuineness of documents presented to the Issuing Bank, or of any endorsement on such documents, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Issuing Bank against presentation of documents which do not comply with the terms of any Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (d) any other circumstances whatsoever in making or failure to make payment under any Letter of Credit; provided that the Borrower shall have a claim against the Issuing Bank to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower proves were caused by (i) the Issuing Bank's willful misconduct or gross negligence in determining whether a document presented under any Letter of Credit complies with the terms of such Letter of Credit or (ii) the Issuing Bank's willful failure to pay under the Letter of Credit after presentation to it of documents strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

     2.4 Nonuse Fee. The Borrower shall pay to the Agent for the account of each Bank a nonusage fee (the "Nonuse Fee") on the average daily Unutilized Loan Commitment of such Bank for the period from and including the Closing to but not including the earlier of the date such Commitment is terminated and the Termination Date, at the rate of 0.35% per annum or, for any Quarterly Period prior to the first day of which (and in any event no later than 45 days after the end of the fiscal quarter most recently ended) the Borrower has delivered to the Agent a Compliance Certificate of the Borrower calculating the Funded Debt to Consolidated Cash Flow Ratio as at the last day of such fiscal quarter (other than such portion of such period during which an Event of Default shall be continuing), the

Applicable Margin pertaining thereto. Nonuse Fees shall be calculated on a 360-day year counting the actual number of elapsed days. Accrued Nonuse Fees shall be payable in arrears commencing January 1, 1998 and on each Quarterly Date thereafter and on the earlier of each of the date the relevant Commitments are terminated and the Termination Date.

     2.5 Agent's Fee. The Borrower shall pay to the Agent, for its own account, and NationsBanc Montgomery Securities, Inc. the fees specified in the letter agreement dated September 4, 1997 by and between Borrower and the Agent, as such agreement may be modified and supplemented (upon prior notice to the Banks) from time to time, the terms of which letter agreement are incorporated herein by reference.

     2.6 Reduction of Commitment. The Borrower shall have the right to reduce the amount of the Total Commitments, at any time and from time to time, in any integral multiple of One Million Dollars ($1,000,000.00), which reduction shall reduce each Bank's Commitment pro rata in accordance with its Commitment Percentage. Contemporaneously with each such reduction, the Borrower shall repay to the Agent for the account of each Bank in accordance with its respective Commitment Percentage the amounts, if any, by which the then outstanding principal balance of each Note exceeds each Commitment as so reduced. After each such reduction: (a) the Borrower shall immediately pay the Agent any Nonuse Fee provided for in Paragraph 2.5 with respect to the amount by which the Total Commitments are so reduced, but only with respect to the time such Commitment existed and only to the extent not previously paid; (b) the nonusage fee provided for in Paragraph 2.5 shall be calculated with respect to the Total Commitments as so reduced; and (c) the Total Commitments may not be increased without the written consent of the Banks.

     2.7 Alternate Rate of Interest.

        (A) In the event, and on each occasion, that on the date of commencement of any Interest Period for a Eurodollar Loan, any Bank shall have determined:

           (1) That dollar deposits in the amount of the requested principal amount of such Eurodollar Loan are not generally available in the London Interbank Market;

           (2) That the rate at which such dollar deposits are being offered will not adequately and fairly reflect the cost to Banks of making or maintaining such Eurodollar Loan during such Interest Period; or

           (3) That reasonable means do not exist for ascertaining the Adjusted LIBO Rate,

such Bank shall, as soon as practicable thereafter, give written or telephonic notice of such determination to the Borrower. In the event of any such determination, any request by the Borrower for a Eurodollar Loan pursuant to Paragraph 2.2 shall, until the circumstances giving rise to such notice no longer exist, be deemed to be a request for a Base Rate Loan. Each determination by a Bank hereunder shall be conclusive absent manifest error.

     2.8 Change in Circumstances.

        (A) Notwithstanding any other provision herein, if after the date of this Agreement any change in applicable Laws or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to a Bank under any Eurodollar Loan made by a Bank or any other fees or amounts payable hereunder (other than taxes imposed on the overall net income of such Bank by the country in which such Bank is located, or by the jurisdiction in which such Bank has its principal office, or by any political subdivision or taxing authority therein), or shall impose, modify or deem applicable any reserve requirement, special deposit, insurance charge (including FDIC insurance on Eurodollar deposits) or similar requirement against assets of, deposits with or for the account of, or credit extended by, such Bank or shall impose on such Bank or the London Interbank Market any other condition affecting this Agreement or Eurodollar Loans made by such Bank, and the result of any of the foregoing shall be to increase the cost to such Bank of making or maintaining any Eurodollar Loan or to reduce the amount of any sum received or receivable by such Bank hereunder (whether of principal, interest or otherwise) in respect thereof by an amount deemed by such Bank to be material, then the Borrower will pay to such Bank such additional amount or amounts as will compensate such Bank for such additional costs of reduction.

        (B) If either:

           (1) The introduction of, or any change in, or in the interpretation of, any United States or foreign law, rule or regulation; or

           (2) Compliance with any directive, guidelines or request from any central bank or other United States or foreign governmental authority (whether or not having the force of law) promulgated or made after the date hereof (but excluding, however, any law, rule, regulation, interpretation, directive, guideline or request contemplated by or resulting from the report dated July, 1988, entitled "International Convergence of Capital Measurement and Capital Standards" issued by the Basle Committee on Banking Regulations and Supervisory Practices), affects or would affect the amount of capital required or expected to be maintained by a Bank (or any lending office of such Bank) or any corporation directly or indirectly owning or controlling such Bank (or any lending office of such Bank) based upon the existence of this Agreement, and such Bank shall have determined that such introduction, change or compliance has or would have the effect of reducing the rate of return on Bank's capital or on the capital of such owning or controlling corporation as a consequence of its obligations hereunder (including its Commitment) to a level below that which such Bank or such owning or controlling corporation could have achieved but for such introduction, change or compliance (after taking into account that Bank's policies or the policies of such owning or controlling corporation, as the case may be, regarding capital adequacy) by an amount deemed by such Bank (in its reasonable discretion) to be material, then, from time to time, the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction attributable to making, funding and maintaining its Commitment and Loans hereunder.

        (C) A certificate of any Bank setting forth such amount or amounts as shall be necessary to compensate such Bank (or its participating Bank or other entities pursuant to Paragraph 9.8) as specified in paragraph (A) or (B) above, as the case may be, shall be delivered to the Borrower and shall be conclusive absent manifest error; provided however, that the Borrower shall be responsible for compliance herewith and the payment of increased costs only to the extent:

           (1) Any change in Laws giving rise to increased costs occurs after the date of this Agreement;

           (2) Such change in Laws or the application thereof applies generally to the banking industry and is not the result of one or more of the Banks in this Agreement having inadequate or substandard capital as determined by its regulators; and

           (3) The affected Bank gives notice of the change giving rise to increased costs within one hundred eighty (180) Business Days after such Bank has, or with reasonable diligence should have had, knowledge of the change, or else such Bank can only collect costs from and after the date of the notice.

Subject to the foregoing, the Borrower shall pay the affected Bank the amount shown as due on any such certificate within ten (10) days after its receipt of such certificate.

        (D) The protection of this Paragraph 2.8 shall be available to each Bank regardless of any possible contention of invalidity or inapplicability of the law, regulation or condition that shall have been imposed; provided, if a court of competent jurisdiction (or a final administrative proceeding which is not judicially challenged) finally determines that such law or regulation is invalid or unapplicable, then the protection of this Paragraph shall not be available.

     2.9 Change in Legality.

        (A) Notwithstanding anything to the contrary herein contained, if any change in any law or regulation or in interpretation thereof by any governmental authority charged with the administration or interpretation thereof shall make it unlawful for any Bank to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby, then, by written notice to the Borrower, such Bank may:

           (1) Declare that Eurodollar Loans will not thereafter be made by such Bank hereunder, whereupon the Borrower shall be prohibited from requesting Eurodollar Loans from such Bank hereunder unless such declaration is subsequently withdrawn; and

           (2) Require that all outstanding Eurodollar Loans made by it be converted to Base Rate Loans, in which event (a) all such Eurodollar Loans shall be automatically converted to Base Rate Loans as of the effective date of such notice as provided in paragraph (B) below and (b) all payments and prepayments of principal that would otherwise have been applied to repay the converted Eurodollar Loans shall instead be applied to repay the Base Rate Loans resulting from the conversion of such Eurodollar Loans.

        (B) For purposes of this Paragraph 2.9, a notice to the Borrower by any Bank pursuant to (A) above shall be effective, if lawful, on the last day of the then current Interest Period; in all other cases, such notice shall be effective on the date of receipt by the Borrower.

     2.10 Optional Prepayment - Premiums in Certain Events.

        (A) The Borrower may, upon three (3) Business Days' prior written notice to the Agent, and upon payment of all premiums set forth in subparagraph (D) hereinbelow, prepay any outstanding Eurodollar Loans prior to any Interest Payment Date for such Eurodollar Loans, in whole or in part.

        (B) The Borrower may at any time prepay any outstanding Base Rate Loans in whole or in part without premium or penalty.

        (C) Each notice of prepayment of any Eurodollar Loan shall specify the date and amount of such prepayment and shall be irrevocable. The Agent shall promptly notify the Banks of its receipt of a notice of prepayment. Each partial prepayment of any Eurodollar Loans shall be in an aggregate principal amount which is the lesser of (1) the then outstanding principal balance of the one or more Eurodollar Loans to be prepaid, or (2) One Hundred Thousand Dollars ($100,000.00) or an integral multiple thereof. Interest on the amount prepaid accrued to the prepayment date shall be paid on such date.

        (D) Upon prepayment of any Eurodollar Loan on a date other than the relevant Interest Payment Date for such borrowing, Borrower shall pay to Agent for the account of each Bank, in addition to all other payments then due and owing the Banks, premiums which shall be equal to an amount, if any, reasonably determined by each Bank to be the difference between the rate of interest then applicable to the relevant Eurodollar Loan and the yield each Bank receives upon reinvestment of so much of the relevant Eurodollar Loans as is prepaid for the remainder of the term of the relevant Eurodollar Loan or Loans. Anything in this section 2.10(D) to the contrary notwithstanding, the premiums payable upon any such prepayment shall not exceed the amount, if any, reasonably determined by each Bank to be the difference between the rate of interest then applicable to the relevant Eurodollar Loan and the yield that each Bank could receive upon reinvestment in the "Floor Reinvestment" of so much of the relevant Eurodollar Loan as is prepaid for the remainder of the term of the relevant Eurodollar Loan. For purposes hereof, "Floor Reinvestment" shall mean an investment for the time period from the date of such prepayment to the end of the relevant Interest Period applicable to such Eurodollar Loan at an interest rate per annum equal to the Federal Fund Rate "offered" as published in the Wall Street Journal on the date of such prepayment. All determinations, estimates, assumptions, allocations and the like required for the determination of such premiums shall be made by each Bank in good faith and shall be conclusive and binding absent manifest error.

     2.11 Swingline Loan Subfacility.

        (A) Subject to the terms and conditions hereof and in reliance upon the representations and warranties herein set forth, the Swingline Bank, in its individual capacity, agrees to make certain revolving credit loans requested by the Borrower to the Borrower (each a "Swingline Loan" and, collectively, the "Swingline Loans") from time to time from the Amendment and Restatement Closing Date until the Termination Date for the purposes hereinafter set forth; provided, however, (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed Two Million Five Hundred Thousand Dollars ($2,500,000.00) (the "Swingline Committed Amount"), and (ii) the aggregate principal amount of outstanding Revolving Loans plus the aggregate Letter of Credit Liabilities plus the aggregate principal amount of outstanding Swingline Loans shall not exceed the Total Commitments.

        (B) Whenever the Borrower desires a Swingline Loan advance hereunder it shall give written notice (or telephone notice promptly confirmed in writing) to the Swingline Bank not later than 2:00 P.M. (Charlotte, North Carolina time) on the Business Day of the requested Swingline Loan advance. Each such notice shall be irrevocable and shall specify (a) that a Swingline Loan advance is requested,
(b) the date of the requested Swingline Loan advance (which shall be a Business
Day) and (c) the principal amount of the Swingline Loan advance requested. Each Swingline Loan shall be made as a Base Rate Loan and shall have such maturity date as the Swingline Bank and the Borrower shall agree upon receipt by the Swingline Bank of any such notice from the Borrower. The Swingline Bank shall initiate the transfer of funds representing the Swingline Loan advance to Borrower's account by 3:30 P.M. (Charlotte, North Carolina time) on the Business Day of the requested borrowing. Each Swingline Loan advance shall be in a minimum principal amount of $100,000 and in integral multiples of $50,000 in excess thereof (or the remaining amount of the Swingline Committed Amount, if less).

        (C) The principal amount of all Swingline Loans shall be due and payable on the earlier of (a) the maturity date agreed to by the Swingline Bank and the Borrower with respect to such

Loan (which maturity date shall not be a date more than seven (7)
Business Days from the date of advance thereof) or (b) the Termination Date. The Swingline Bank may, at any time, in its sole discretion, by written notice to the Borrower and the Banks, demand repayment of its Swingline Loans by way of a Revolving Loan advance, in which case the Borrower shall be deemed to have requested a Revolving Loan advance comprised solely of Base Rate Loans in the amount of such Swingline Loans; provided, however, that any such demand shall be deemed to have been given one Business Day prior to the Termination Date and on the date of the occurrence of any Event of Default described in Section VIII and upon acceleration of the indebtedness hereunder and the exercise of remedies in accordance with the provisions of Paragraphs 8.2 and 8.3. Each Bank hereby irrevocably agrees to make its pro rata share of each such Revolving Loan in the amount, in the manner and on the date specified in the preceding sentence notwithstanding (i) the amount of such borrowing may not comply with the minimum amount for advances of Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Paragraph 3.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure of any such request or deemed request for Revolving Loan to be made by the time otherwise required hereunder, (v) whether the date of such borrowing is a date on which Revolving Loans are otherwise permitted to be made hereunder or (vi) any termination of the Commitments relating thereto immediately prior to or contemporaneously with such borrowing. In the event that any Revolving Loan cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower), then each Bank hereby agrees that it shall forthwith purchase (as of the date such borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Bank such participations in the outstanding Swingline Loans as shall be necessary to cause each such Bank to share in such Swingline Loans ratably based upon its Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Paragraph 2.6), provided that (a) all interest payable on the Swingline Loans shall be for the account of the Swingline Bank until the date as of which the respective participation is purchased and (b) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Bank shall be required to pay to the Swingline Bank, to the extent not paid to the Swingline Bank by the Borrower in accordance with the terms hereof, interest on the principal amount of participation purchased for each day from and including the day upon which such borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate equal to the Federal Funds Rate.

        (D) Subject to the provisions of Paragraph 2.2(D), each Swingline Loan shall bear interest at a per annum rate (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the Base Rate plus the Applicable Margin. Interest on Swingline Loans shall be payable in arrears on each applicable Interest Payment Date (or at such other times as may be specified herein).

        (E) The Swingline Loans shall be evidenced by a duly executed promissory note of the Borrower to the Swingline Bank in an original principal amount equal to the Swingline Committed Amount substantially in the form of Exhibit A.

     2.12 Payment to the Agent.

        (A) The Agent shall send the Borrower statements of all amounts due hereunder, which statements shall be considered correct and conclusively binding on the Borrower unless the Borrower notifies the Agent to the contrary within ninety (90) days of its receipt of any statement to which it objects. All sums payable to the Banks hereunder shall be paid directly to the Agent for the account of each Bank in immediately available funds prior to 12:00 noon, Charlotte, North Carolina time, on the date when such sums are due and payable. Any amounts received by the Agent after 12:00 noon

Charlotte, North Carolina time on any Business Day shall be deemed to have been received on the next Business Day. Alternatively, at its sole discretion, the Agent may charge against any deposit account of the Borrower maintained with any of the Banks all or any part of any amount due pursuant to this Agreement.

        (B) Each payment made to the Agent on the Notes or for other sums or fees due hereunder for the account of the Banks shall be properly remitted by the Agent to each Bank, pro rata in accordance with the outstanding unpaid principal amount of the Notes held by each Bank, no later than 2:00 p.m. Charlotte, North Carolina time on the date on which Agent receives such payment.

        (C) Borrower shall give Agent two (2) Business Days notice of payments of principal and/or interest other than payments on a regularly scheduled payment date set forth herein.

                        SECTION III. CONDITIONS PRECEDENT

     The obligation of the Banks to fund and/or continue funding the Loans hereunder is subject to the following conditions precedent:

     3.1 Documents Required for Amendment and Restatement. The effectiveness of this Agreement is subject to the conditions precedent that the Agent shall have received on or before the Amendment and Restatement Closing Date the following, each in form and substance satisfactory to the Agent:

        (A) This Agreement, duly executed by the Borrower, Guarantors, the Agent and the Banks;

        (B) The Notes;

        (C) Amended and Restated Pledge Agreement (collectively the "Pledge Agreement") in the form attached hereto as Exhibit E, including Schedule A thereto, duly executed by the Borrower, together with all originals of the West Central Ohio Loan Documents (with the notes appropriately endorsed to the Agent) and all certificates representing any stock or membership interests (if in certificated form) pledged thereby, duly endorsed in blank, and stock powers duly endorsed in blank;

        (D) Duly executed Guaranty and Suretyship Agreement (collectively the "Guaranty and Suretyship Agreement") of the Guarantor(s), in the form attached hereto as Exhibit F;

        (E) The Financing Statements and mortgagee waivers required by Section
IV;

        (F) A copy of resolutions of the Borrower's board of directors, certified by the corporate secretary of Borrower as of the date of Closing, authorizing the execution, delivery and performance of this Agreement, the Notes, the Collateral Documents, and each other document to be delivered pursuant hereto;

        (G) A copy of resolutions of each Subsidiary's board of directors, certified as of the date of Closing by the secretary of each of such corporations, authorizing the execution, delivery and performance of any documents to be delivered by such corporation pursuant to this Agreement, including without limitation any of the Collateral Documents.

        (H) A copy, certified as of the most recent date practicable, by the applicable Secretaries of State of, of the Borrower's and each Subsidiary's Charter, together with a certificate dated the date of the Closing of the Borrower's corporate secretary to the effect that such certificates of incorporation have not been amended since the date of the aforesaid Secretary of State certifications;

        (I) A copy of the Borrower's by-laws certified by Borrower's secretary as of the date of the Closing;

        (J) A certificate dated the date of the Closing of the Borrower's corporate secretary as to the incumbency and signatures of the officers of the Borrower executing this Agreement, the Notes, the Collateral Documents, and each other document to be delivered pursuant hereto;

        (K) A certificate dated the date of the Closing of each Subsidiary's corporate secretary as to the incumbency and signatures of the officers of each of such corporation executing any document to be delivered pursuant hereto, including without limitation any of the Collateral Documents.

        (L) Certificates, as of the most recent dates practicable, of the aforesaid Secretary of State and the Secretary of State of each state in which the Borrower is qualified as a foreign corporation as to the good standing of the Borrower;

        (M) A written opinion of Messrs. Baker, Donelson, Bearman & Caldwell, the Borrower's counsel, dated the date of the Closing and addressed individually to each Bank, in the form attached hereto as Exhibit G and otherwise satisfactory to the Banks.

        (N) A certificate, dated the date of the Closing, signed by the president, vice president, chief financial officer, or corporate controller of the Borrower and to the effect that:

           (1) The representations and warranties set forth within Paragraph 5.1 are true as of the date of the Closing;

           (2) No Event of Default hereunder, and no event which, with the giving of notice or passage of time or both, would become such an Event of Default, has occurred as of such date;

           (3) All of the Collateral Documents are and shall remain in full force and effect.

        (O) Copies of all documents evidencing the terms and conditions of any debt specified as Subordinated Indebtedness on Exhibit C in form and substance satisfactory to Banks;

        (P) Draft copy of the Borrower's Compliance Procedures regarding Fraud and Abuse Laws;

        (Q) A Federal Reserve Form (or Forms) U-1, duly completed and executed by the Borrower and each Pledgor.

     3.2 Documents Required for All Subsequent Disbursements. At the
Amendment and Restatement Closing, and as an express condition precedent to each disbursement of a Loan or the issuance of a Letter of Credit after the Amendment and Restatement Closing, the Borrower shall deliver to the Agent a true and accurate certificate together with any Borrowing Notice and/or Letter of Credit application, dated the date on which such credit is to be extended, signed by the president, vice president, chief financial officer, or corporate controller of the Borrower and to the effect that:

        (A) As of the date thereof, no Event of Default has occurred and is continuing, and no event has occurred and is continuing that, with the giving of notice or passage of time or both, would be an Event of Default;

        (B) The Loans and/or Letter of Credit will be used only as permitted in Paragraph 2.1;

        (C) No Material Adverse Change has occurred since the date of the Financial Statements or the date of the Amendment and Restatement Closing Date, as applicable; and

        (D) All of the Collateral Documents remain in full force and effect, and Borrower has provided or caused to be provided such additional Collateral Documents as required by Paragraph 7.13.

If any of the foregoing statements is not true and correct in the judgment of the Banks, then the Banks shall have no obligation to fund the requested disbursement and/or issue the requested Letter of Credit.

     3.3 Information Required for Permitted Acquisition. Without limiting the provisions of Paragraph 3.2 above, not less than five (5) Business Days prior to entering into any Permitted Acquisition, Borrower shall also submit to the Agent (and to each Bank who requests it) the following information:

        (A) A completed Acquisition Certificate in the form attached hereto as Exhibit A-3;

        (B) A copy of the most current letter of intent and a current draft of the acquisition agreement with all prepared exhibits, including the Service Agreement, any seller financing documents, and any lease agreements;

        (C) A written description of the company to be acquired, including location and type of centers, key management, and real estate assets (including legal descriptions of any owned real estate), if any; and

        (D) If three (3) or more Permitted Acquisitions have already closed in such fiscal quarter of the Borrower, then a Covenant Compliance Worksheet reflecting the computation of and compliance with the financial covenants set forth in Paragraph 6.16 after giving Pro-Forma Effect to the Permitted Acquisition.

     3.4 Legal Matters. At the time of the Closing and thereafter, all legal matters incidental to the Loans shall be satisfactory to Messrs. Boult, Cummings, Conners & Berry, counsel to the Banks.

                         SECTION IV. COLLATERAL SECURITY

     4.1 Composition of the Collateral. The property in which a security interest is granted pursuant to the provisions of Paragraphs 4.2 and 4.3 is herein collectively called the "Collateral." The Collateral, together with all of the Borrower's and any Subsidiary's other property of any kind, both real and personal, held by, assigned to, mortgaged to or conveyed in favor of the Banks, shall stand as one general, continuing collateral security for all Obligations and may be retained by the Agent and/or Banks until all Obligations have been satisfied in full.

     4.2 Rights in Property Held by the Banks. As security for the prompt satisfaction of all Obligations and all Guaranties of the Obligations, the Borrower and each Subsidiary hereby assign, transfer and set over to the Banks all of their right, title and interest in and to, and grant the Banks a lien on and a security interest in, all amounts that may be owing from time to time by the Banks to the Borrower or such Subsidiary in any capacity, including, but without limitation, any balance or share belonging to the Borrower or such Subsidiary of any deposit or other account with the Banks, which lien and security interest shall be independent of any right of set-off which the Banks may have.

     4.3 Rights in Property of the Borrower and Subsidiaries. As further security for the prompt satisfaction of all Obligations and all Guaranties of the Obligations, the Borrower and each Subsidiary hereby assign to the Banks by and through the Agent all of their respective right, title and interest in and to, and grant the Banks a lien upon and security interest in, all of the following, wherever located, whether now owned or hereafter acquired, together with all substitutions, replacements, improvements, accessions or appurtenances thereto, and proceeds (including without limitation insurance proceeds) thereof:

         (A)      Accounts;
         (B)      Chattel Paper;
         (C)      Contract Rights;
         (D)      Documents;
         (E)      Equipment;
         (F)      Fixtures;
         (G)      General Intangibles;
         (H)      Instruments;
         (I)      Inventory;
         (J)      Service Agreements;
         (K) The Pledged Instruments, including without limitation any pledged stock, membership interests, partnership interests, notes, the West Central Ohio Loan Documents and the Specialists-SCN Loan Documents; and
         (L)      All Records pertaining to any other Collateral.

     4.4 Priority of Liens. The foregoing liens shall be first and prior liens except for (1) any Permitted Liens on assets which have priority or would have priority by the operation of Laws, and (2) any Accounts that may not be legally assignable under applicable federal Medicare and Medicaid laws and regulations.

     4.5 Financing Statements.

        (A) The Borrower and each Subsidiary will:

           (1) Join with the Agent in executing such additional Financing Statements (including amendments thereto and continuation statements thereof) in form satisfactory to the Banks as the Banks may specify;

           (2) Pay or reimburse the Banks for all costs and taxes of filing or recording the same in such public offices as the Banks may designate, and performing subsequent verification searches; and

           (3) Take such other steps as the Banks may reasonably direct, including the noting of the Banks' lien on the Collateral and on any certificates of title therefor all to perfect the Banks' security interest in the Collateral.

        (B) A carbon, photographic, or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed in any appropriate office in lieu thereof.

        (C) To the extent lawful, the Borrower and each Subsidiary hereby appoint the Agent as their attorney-in-fact (without requiring the Agent to act as such) to execute any Financing Statement in the name of the Borrower or such Subsidiary, and to perform all other acts that the Agent reasonably deems appropriate to perfect and continue the Banks' security interest in, and to protect and preserve, the Collateral.

     4.6 Service Agreements. The Borrower and each Subsidiary will, within ten (10) days of the closing of any Acquisition, deliver to the Agent a copy of the fully executed Service Agreement pertaining thereto together with copies of any accompanying employment/noncompete agreement with the physicians.

     4.7 Collection of Receivables. Following the occurrence of any Event of Default and for so long as such Event of Default remains uncured, upon demand of the Majority Banks, Borrower and each Subsidiary shall deposit or cause to be deposited, all checks, drafts, cash, and other remittances received in payment of services rendered or inventory sold or in payment or on account of its accounts, immediately upon receipt thereof with Agent in one or more special "lockboxed" bank accounts maintained with Agent, over which the Majority Banks alone have power of withdrawal. The funds in said special bank accounts shall, to the maximum extent allowed by applicable law, be held by the Banks as security for all loans made hereunder and all other Obligations of Borrower to the Banks secured hereby. Said proceeds shall be deposited in precisely the form received, except for the endorsement of Borrower and each Subsidiary where necessary to permit collection, which endorsement Borrower and each Subsidiary agree to make and which Agent also hereby is irrevocably authorized to make on their behalf. Pending such deposit, Borrower and each Subsidiary agree that they will not commingle any such checks, drafts, cash, and other remittances with any of their funds or property, but will hold them separate and apart therefrom and upon an express trust for the Banks until deposit thereof is made in the said special bank account. At least twice weekly, Agent will apply the whole or any part, as the Majority Banks deem appropriate, of the collected funds on deposit in the said special bank accounts against the principal and/or interest of any loans made hereunder and/or on Borrower's other Obligations secured hereby, the order and method of such application to be in the discretion of the Majority Banks. Any portion of said funds on deposit in the special bank account that the Majority Banks elect not to apply will be paid over by Agent to Borrower.

        4.8 Mortgagees' Waivers. At the request of the Majority Banks, the Borrower will cause each mortgagee of all real estate owned by the Borrower or any Subsidiary, to execute and deliver to the Agent instruments, in form and substance satisfactory to the Banks, by which such mortgagee waives its rights, if any, to any portion of the Collateral located on such premises, and agrees to provide Agent notice of and an opportunity to cure any default by Borrower or such Subsidiary under such mortgage.

                    SECTION V. REPRESENTATIONS AND WARRANTIES

     To induce the Banks to enter into this Agreement, the Borrower and each Subsidiary jointly and severally represent and warrant to each Bank as of the Closing and initial funding hereunder as follows:

     5.1 Due Organization and Qualification. The Borrower is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware; each Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of its state of incorporation, all as set forth in Exhibit H; the Borrower and each Subsidiary have the lawful power to own their properties and to engage in the business they conduct, and each is duly qualified and in good standing as a foreign corporation in the jurisdictions wherein the nature of the business transacted by it or property owned by it is both material and makes such qualification necessary; the states in which the Borrower and each Subsidiary are qualified to do business are set forth in Exhibit H; the percentage of the Borrower's ownership of the outstanding stock and membership interests of each Subsidiary is as listed in Exhibit H; and the addresses of all places of business of the Borrower and each Subsidiary are as set forth in Exhibit I;

     5.2 No Conflicting Agreement. Neither the Borrower nor any Subsidiary is in default with respect to any of its existing Indebtedness, and the making and performance of this Agreement, the Notes and the Collateral Documents will not (immediately, or with the passage of time or the giving of notice, or both):

        (A) Violate the charter or bylaw provisions of the Borrower or any Subsidiary, or violate any Laws (except with respect to the assignment of Accounts due from Medicare and Medicaid), or result in a default under any material contract, agreement, or instrument to which the Bor rower or any Subsidiary is a party or by which the Borrower or any Subsidiary or its property is bound; or

        (B) Result in the creation or imposition of any security interest in, or lien or encumbrance upon, any of the assets of the Borrower or any Subsidiary, except in favor of the Banks;

     5.3 Capacity. The Borrower and each Subsidiary have the power and authority to enter into and perform this Agreement, the Notes and the Collateral Documents, as applicable, and to incur the Obligations herein and therein provided for, and have taken all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, the Notes and the Collateral Documents;

     5.4 Binding Obligations. This Agreement and the Collateral Documents are, and the Notes when delivered will be, valid, binding, and enforceable in accordance with their respective terms subject to the general principles of equity (regardless of whether such question is considered in a proceeding in equity or at law) and to applicable bankruptcy, insolvency, moratorium, fraudulent or preferential conveyance and other similar laws affecting generally the enforcement of creditors' rights;

     5.5 Pledged Instruments. The Pledgor owns the Pledged Instruments; the pledged stock constitutes one hundred percent (100%) of the issued and outstanding capital stock of the respective issuers thereof; the pledged membership interests constitute fifty percent (50%) of the total membership interests of West Central Ohio Group, Ltd.; the pledged stock has been duly issued, is fully paid and non-assessable; and both the pledged stock and membership interests are free of all claims, security interests, liens, charges and encumbrances;

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



     5.6 Litigation. Except as disclosed in Exhibit J hereto, there is no pending or threatened order, notice, claim, litigation, proceeding or investigation against or affecting the Borrower or any Subsidiary, whether or not covered by insurance, that would involve the payment of One Hundred Thousand Dollars ($100,000.00) or more if adversely determined;

     5.7 Title. The Borrower and its Subsidiaries have good and marketable title to all of their respective assets, including without limitation the Collateral and the Real Property, subject to no security interest, encumbrance or lien, or the claims of any other Person except for Permitted Liens;

     5.8 Financial Statements. The Financial Statements, including any schedules and notes pertaining thereto, have been prepared in accordance with generally accepted accounting principles consistently applied, and fully and fairly present the financial condition of the Borrower and its Subsidiaries at the dates thereof and the results of operations for the periods covered thereby, and there have been no Material Adverse Change in the consolidated financial condition or business of the Borrower and its Subsidiaries from December 31, 1996 to the date hereof;

     5.9 No Other Indebtedness. As of the date hereof, the Borrower and its Subsidiaries had no Indebtedness of any nature, including, but without limitation, liabilities for taxes and any interest or penalties relating thereto, except to the extent reflected (in a footnote or otherwise) and reserved against in the December 31, 1997 Financial Statements or as disclosed in or permitted by this Agreement; the Borrower does not know, and has no knowledge of any basis for the assertion against it or any Subsidiary as of the date hereof, of any material Indebtedness of any nature not fully reflected and reserved against in the December 31, 1996 Financial Statements;

     5.10 Taxes. Except as otherwise permitted herein, the Borrower and its Subsidiaries have filed all federal, state and local tax returns and other reports they are required by Laws to file prior to the date hereof and which are material to the conduct of their respective businesses, have paid or caused to be paid all taxes, assessments and other governmental charges that are due and payable prior to the date hereof, and have made adequate provision for the payment of such taxes, assessments or other charges accruing but not yet payable; the Borrower has no knowledge of any deficiency or additional assessment in connection with any taxes, assessments or charges not provided for on its books;

     5.11 Compliance with Laws; Reimbursement Audits. Except as otherwise disclosed in Exhibit K hereto, or except to the extent that the failure to comply would not have a Material Adverse Effect on the Borrower or any Subsidiary, the Borrower and its Subsidiaries have complied in all material respects with all applicable Laws with respect to: (1) any restrictions, specifications, or other requirement pertaining to services that the Borrower or any Subsidiary performs, including Fraud and Abuse Laws; (2) the conduct of their respective businesses; (3) the use, maintenance, and operation of the real and personal properties owned or leased by them in the conduct of their respective businesses; and (4) health, safety, worker's compensation, and equal employment opportunity; without limiting the foregoing, if the Borrower or any Provider with whom Borrower has entered into a Service Agreement has been audited by Medicare or Medicaid, none of such audits provides for adjustments in reimbursable costs or asserts claims for reimbursement or repayment by such Person of costs and/or payments theretofor made by such governmental payor that, if adversely determined, could reasonably be expected to have or result in a Material Adverse Effect;

     5.12 Environmental Compliance. The Borrower and its Subsidiaries and their respective assets and operations are in compliance in all material respects with all Environmental Laws, and the Borrower and its Subsidiaries will comply in all material respects with all such Environmental Laws and regulations which may be imposed in the future; all plants, facilities and properties owned by the Borrower and its Subsidiaries are and will be on the date of Closing in a clean and healthful condition, free of asbestos and of all contamination by Hazardous Materials and other potentially harmful chemical or physical conditions, including, without limitation, any contamination of the air, soil, groundwater or surface waters associated with or adjacent to such plants, facilities and properties; all storage tanks (whether above or below ground) located in or on such plants, facilities and properties are in sound condition, free or corrosion or leaks that could allow or threaten the release of any stored material; no Hazardous Materials have been or are used, stored, treated or disposed of in violation of applicable Laws and regulations; and neither the Borrower nor any Subsidiary is a defendant in any administrative or judicial action alleging liability under the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), nor has the Borrower or any Subsidiary received a notice that it is a potentially responsible party under CERCLA or similar state Laws;

     5.13 Full Disclosure. No representation or warranty by the Borrower or any Subsidiary contained herein or in any certificate or other document furnished by the Borrower or any Subsidiary pursuant to this Agreement contains any untrue statement of material fact or omits to state a material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made;

     5.14 Consents. Each consent, approval or authorization of, or filing, registration or qualification with, any Person required to be obtained or effected by the Borrower or any Subsidiary in connection with the execution and delivery of the Loan Documents or the undertaking or performance of any obligation thereunder has been duly obtained or effected;

     5.15 Existing Borrowings. All existing Indebtedness: (1) for money borrowed; or (2) under any security agreement or mortgage from the Borrower or any Subsidiary is described in Exhibit B, unless the same are immaterial (i.e., less than $25,000.00 in amount);

     5.16 Material Contracts. Except as described on Exhibit L hereto, the Borrower and its Subsidiaries have no material lease, contract or commitment of any kind (such as employment agreements; collective bargaining agreements; powers of attorney; distribution arrangements; patent license agreements; contracts for future purchase or delivery of goods or rendering of services; bonus, pension and retirement plans; or accrued vacation pay, insurance and welfare agreements) which would be required to be listed as an Exhibit to the Borrower's Annual Report on Form 10-K; all parties (including the Borrower and Subsidiaries) to all such material leases, contracts and other commitments to which the Borrower or any Subsidiary is a party have complied with the provisions of such leases, contracts and other commitments; no party is in default under any provision thereof; and no event has occurred which, but for the giving of notice or the passage of time, or both, would constitute a default;

     5.17 No Commissions. Neither the Borrower nor any Subsidiary has made any agreement or has taken any action which may cause anyone to become entitled to a commission or finder's fee as a result of the making of the Loans;

     5.18 ERISA. All Defined Benefit Pension Plans, as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), of the Borrower and each Subsidiary meet, as of the date hereof, the minimum funding standards of Section 302 of ERISA, and no Reportable Event or Prohibited Transaction, as defined in ERISA, has occurred with respect to any such Plan.

     5.19 Survival. All of the representations and warranties set forth in Paragraph 5.1 shall survive until all Obligations are satisfied in full.

                        SECTION VI. AFFIRMATIVE COVENANTS

     The Borrower does hereby covenant and agree with each Bank that, so long as any of the Obligations remain unsatisfied, it will comply, and it will cause its Subsidiaries to comply, with the following covenants:

     6.1 Use of Proceeds. The Borrower will use the proceeds of the Loans only for the purposes described in Paragraph 2.1 and will furnish the Agent such evidence as it may reasonably require with respect to such use.

     6.2 Financial Statements and Reports. The Borrower will furnish to each of the Banks:

         (A) Within thirty (30) days after the close of each calendar month in each fiscal year of the Borrower and its Subsidiaries: (a) consolidated statements of cash flows of the Borrower and its Subsidiaries for such month;
(b) consolidated income statements of the Borrower and its Subsidiaries for such month; and (c) consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such month -- all in reasonable detail, subject to year-end audit adjustments, and certified by Borrower's president, vice-president, chief financial officer, or corporate controller to have been prepared in accordance with generally accepted accounting principles consistently applied by the Borrower and its Subsidiaries, except for any inconsistencies explained in such certificate;

        (B) Within forty-five (45) days after the close of each quarter-annual accounting period in each fiscal year of Borrower and its Subsidiaries: (a) a consolidated statement of cash flows of the Borrower and its Subsidiaries for such quarter annual period; (b) consolidated and consolidating income statements of the Borrower and its Subsidiaries for such quarter-annual period; and (c) a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter-annual period--all in reasonable detail, subject to year-end audit adjustments, compared to budget, and certified by the Borrower's president, vice president, chief financial officer, or corporate controller to have been prepared in accordance with generally accepted accounting principles consistently applied by the Borrower and its Subsidiaries, except for any inconsistencies explained in such certificate;

        (C) Within ninety-five (95) days after the close of each fiscal year of Borrower and its Subsidiaries: (a) consolidated statements of cash flows of the Borrower and its Subsidiaries for such fiscal year; (b) consolidated and consolidating income statements of the Borrower and its Subsidiaries for such fiscal year; and (c) consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal year--all in reasonable detail, including all supporting schedules, notes and comments; the consolidated statements and balance sheets shall be audited by Ernst & Young or another independent certified public accountant selected by the Borrower and reasonably acceptable to the Banks, and certified by such accountants to have been prepared in accordance with generally accepted accounting principles consistently applied by the Borrower and its Subsidiaries, except for any inconsistencies explained in such certificate, and the consolidating statements shall be internally prepared by Borrower's controller and certified to the Agent as true and correct. The Banks shall have the right, from time to time, to discuss the Borrower's affairs directly with the Borrower's independent certified public accountants after notice to the Borrower and opportunity of the Borrower to be present at any such discussions;

        (D) As soon as reasonably practicable but in any event within forty-five
(45) days after the close of each quarter-annual accounting period in each fiscal year of the Borrower and its Subsidiaries, a certificate of the president, vice president, chief financial officer or corporate controller of the Borrower stating that: (i) such officer has individually reviewed the provisions of this Agreement; (ii) a review of the activities of the Borrower and its Subsidiaries during such year or quarter-annual period, as the case may be, has been made by such officer or under such officer's supervision, with a view to determining whether the Borrower has fulfilled all its obligations under this Agreement; and (iii) to the best of such officer's knowledge, the Borrower has observed and performed each undertaking contained in this Agreement and there is no Default or Potential Default under any of the provisions hereof or, if the Borrower shall be so in default, specifying all such defaults and events of which he may have knowledge. Such certificate shall have attached a Compliance Certificate setting forth the Applicable Margins, financial ratios and covenants set forth in Paragraphs 2.2, 2.3, 2.5, and 6.16, including without limitation any antecedent calculations and the source of any information that was used in such calculations;

        (E) Within sixty (60) days of the close of the prior fiscal year, a copy of Borrower's proposed income, expense and capital budget for the present fiscal year, including within the capital budget a listing of proposed Capital Expenditures;

        (F) Promptly after the sending or making available or filing of the same, copies of all correspondence, reports, proxy statements and financial statements that the Borrower sends or makes available to its stockholders and all registration statements and reports that the Borrower files with the Securities and Exchange Commission or any successor Person;

        (G) Within ten (10) days of receipt of the same by Borrower or any Subsidiary, copies of all management letters and any other reports which are submitted to the Borrower or any of its Subsidiaries by its independent accountants in connection with any annual or interim audit of the Records of the Borrower or its Subsidiaries by such accountants; and

        (H) As soon as reasonably practicable but in any event within ten (10) days after the closing of any Acquisition, a copy of the fully executed Service Agreement pertaining thereto together with any accompanying employment/noncompete agreements with the affected physicians.

     6.3 Good Condition. The Borrower and its Subsidiaries will maintain their respective Inventory, Equipment, Real Property and other properties in good condition and repair (normal wear and tear excepted), and will pay and discharge or cause to be paid and discharged when due, the cost of repairs to or maintenance of the same, and will pay or cause to be paid all rental or mortgage payments due on such Equipment or Real Property. The Borrower hereby agrees that, in the event it or any Subsidiary fails to pay or cause to be paid any such payment, the Banks may do so and be reimbursed by the Borrower therefor.

     6.4 Insurance. The Borrower and its Subsidiaries will maintain, or cause to be maintained, public liability insurance, medical malpractice insurance, and fire and extended coverage insurance on all assets owned by them, all in such form and amounts as are consistent with industry practices and with such insurers as may be reasonably satisfactory to the Banks. Such policies shall name the Banks as loss payees under a standard mortgagee loss payee clause and as an additional insured, as their interests may appear, and shall contain a provision whereby they cannot be canceled except after thirty (30) days' written notice to the Agent. The Borrower will furnish to the Agent such evidence of insurance as the Banks may require. The Borrower hereby agrees that, in the event it or any Subsidiary fails to pay or cause to be paid the premium on any such insurance, the Banks may do so and be reimbursed by the Borrower therefor. The Agent is hereby appointed the Borrower's attorney-in-fact (without requiring the Agent to act as such) to endorse any check which may be payable to the Borrower to collect such returned or unearned premiums or the proceeds of such insurance, and any amounts so collected may be applied by the Agent toward satisfaction of any of the Obligations.

     6.5 Taxes; Copies of Returns. The Borrower and its Subsidiaries will pay or cause to be paid when due, all taxes, assessments and charges or levies imposed upon them or on any of their property or which any of them is required to withhold or pay over, except where contested in good faith by appropriate proceedings with adequate security therefor having been set aside in a manner satisfactory to Banks. The Borrower and each Subsidiary shall pay or cause to be paid all such taxes, assessments, charges or levies forthwith whenever foreclosure on any lien that attaches (or security therefor) appears imminent.

     6.6 Records and Inspection. The Borrower and its Subsidiaries will keep accurate and complete Records and will, when requested so to do, make available any of their Records for inspection during regular business hours by duly authorized representatives of the Banks, and will furnish the Banks any information regarding their business affairs and financial condition within a reasonable time after written request therefor.

     6.7 Maintenance of Existence and Business; Licenses. The Borrower and its Subsidiaries will take all necessary steps to renew, keep in full force and effect, and preserve their corporate existence, good standing, and franchises, and will comply in all material respects with all present and future Laws (including, but not limited to, Fraud and Abuse Laws) applicable to them in the operation of their musculoskeletal clinics and centers. The Borrower and any Subsidiary shall further use its best efforts to assure the compliance by all Providers with all applicable Laws, including, but not limited to, medical licensure and Fraud and Abuse Laws relating to their providing of professional services. The Borrower and its Subsidiaries will preserve, renew and keep in full force and effect all material contracts, leases, governmental licenses, authorizations, consents and approvals, rights, privileges and franchises necessary in the normal course of business, including without limitation maintaining in full force and effect Medicare certification for all musculoskeletal centers and agencies. Within ten (10) days of the Agent's request therefor, the Borrower will furnish the Agent with copies of federal income tax returns filed by the Borrower.

     6.8 Ordinary Course; Pledge of Notes. The Borrower and its Subsidiaries will collect their Accounts and sell their Inventory only in the ordinary course of business. If any Accounts should be evidenced by promissory notes, then the holders shall immediately deliver the same to Agent, appropriately endorsed to Agent's order. The Borrower and each Subsidiary hereby waive presentment, demand, notice of dishonor, protest, notice of protest, and all other notices with respect thereto.

     6.9 Notice of Litigation. The Borrower and its Subsidiaries will give immediate notice to the Agent of: (1) any litigation or proceeding in which any of them is a party if an adverse decision therein would require the payment of more than Five Hundred Thousand Dollars ($500,000.00) or deliver assets the value of which exceeds such sum (if such claim is not considered to be covered by insurance) or pay over more than One Million Dollars ($1,000,000.00) (if such claim is considered to be covered by insurance); and (2) the institution of any other suit or proceeding involving any of them, or the overt threat thereof, that might result in a Material Adverse Change.

     6.10 Payment of Indebtedness. The Borrower and its Subsidiaries will pay when due (or within applicable grace periods) all Indebtedness for borrowed money due any Person, except when the amount thereof is being contested in good faith by appropriate proceedings and with adequate security therefor being set aside in a manner satisfactory to Banks. If default is made by the Borrower or any Subsidiary in the payment of any principal (or installment thereof) of, or interest on, any such

Indebtedness, the Banks shall have the right, in their discretion, to pay such interest or principal for the account of the Borrower or such Subsidiary and be reimbursed by the Borrower therefor.

     6.11 Notice to Banks of Default. The Borrower and its Subsidiaries will notify each Bank immediately if any of them becomes aware of the occurrence of any Event of Default or of any fact, condition or event that only with the giving of notice or passage of time or both, could become an Event of Default, or of the failure of the Borrower or any Subsidiary to observe any of their respective undertakings hereunder.

     6.12 Notice of Name Change or Location. The Borrower and its Subsidiaries will notify each Bank thirty (30) days in advance of any change in (i) the name of the Borrower or any Subsidiary, (ii) the location of any Collateral, (iii) the location of any of their places of business or (iv) of the establishment of any new, or the discontinuance of any existing, place of business.

     6.13 Environmental Compliance.

        (A) Borrower and its Subsidiary will (i) maintain compliance with any applicable Environmental Laws, (ii) obtain and maintain, and cause each of its Subsidiaries to obtain and maintain, any and all material permits required by applicable Environmental Laws in connection with its or its Subsidiaries' operations and (iii) dispose of, and cause each of its Subsidiaries to dispose of, any and all Hazardous Materials only at facilities and with carriers reasonably believed to possess valid permits under RCRA, if applicable, and any applicable state and local Environmental Laws. The Borrower shall use its best efforts, and cause each of its Subsidiaries to use its best efforts, to obtain all certificates required by law to be obtained by the Borrower and its Subsidiaries from all contractors employed by the Borrower or any of its Subsidiaries in connection with the transport or disposal of any Hazardous Materials.

        (B) If the Borrower or any of its Subsidiaries shall:

           (1) receive written notice that any material violation of any Environmental Laws may have been committed or is about to be committed by the Borrower or any of its Subsidiaries;

           (2) receive written notice that any administrative or judicial complaint or order has been filed or is about to be filed against the Borrower or any of its Subsidiaries alleging any material violation of any Environmental Laws or requiring the Borrower or any of its Subsidiaries to take any action in connection with the release or threatened release of Hazardous Substances or solid waste into the environment; or

           (3) receive written notice from a federal, state, foreign or local governmental agency or private party alleging that the Borrower or any of its Subsidiaries is liable or responsible for costs associated with the response to cleanup, stabilization or neutralization of any environmental activity;

then it shall provide each Bank with a copy of such notice within fifteen (15) Business Days of the Borrower's or such Subsidiary's receipt thereof. Subject to the right of the Borrower or such Subsidiary to contest in good faith any such action or proceedings, the Borrower and its Subsidiaries shall as promptly as possible resolve, cure and/or have dismissed with prejudice any such action or proceedings to the satisfaction of the Banks.

     6.14 Fraud and Abuse. Borrower agrees to deliver to the Agent on or before June 30, 1998 a copy of Borrower's written compliance procedures and manual regarding Fraud and Abuse Laws. Borrower further agrees that Agent may from time to time, but not more frequently than once per calendar year absent a Potential Default or an Event of Default, request in writing the opinion of in-house counsel and/or outside healthcare counsel to the Borrower as to the absence, except as disclosed in the opinion, of such counsel's knowledge of any actual, threatened or asserted violation of any Fraud and Abuse Laws on the part of the Borrower, any Subsidiary and/or the Providers, and the sufficiency of documentation then in use for the acquisition of Practices as complying with Fraud and Abuse Laws. Absent the existence of a Potential Default or an Event of Default, such opinions shall require no special diligence on the part of the opining attorney(s), but only requiring a report of matters then known to such attorneys as well as a review of the Borrower's compliance procedures (including manuals and reports), unless Agent specifically inquires about facts that Agent reasonably believes may raise a Fraud and Abuse Law issue. Such opinions shall be in form and substance acceptable to Agent, shall be delivered to Agent at Borrower's expense within fifteen (15) days of the date of request and shall address specifically any facts inquired of in Agent's request.

     6.15 ERISA Compliance. The Borrower and its Subsidiaries will: (1) fund all their Defined Benefit Pension Plans in accordance with no less than the minimum funding standards of Section 302 of ERISA and Section 412 of the Internal Revenue Code; (2) furnish the Agent, promptly after the filing of the same, with copies of all reports or other statements filed with the United States Department of Labor or the Internal Revenue Service with respect to all such Plans; and (3) promptly advise the Agent of the occurrence of any Reportable Event or Prohibited Transaction with respect to any such Plan.

     6.16 Financial Ratios. The Borrower will maintain the following financial ratios and covenants:

        (A) Funded Debt to Cash Flow Ratio. At the end of each fiscal quarter, a ratio of Funded Debt to Consolidated Cash Flow for the four (4) quarters just ended of not greater than 3.0 to 1.0.

        (B) Shareholders Equity. At all times, Shareholders Equity in the amount of not less than Fifty-Five Million Dollars ($55,000,000.00) plus (i) seventy-five percent (75%) of Consolidated Net Income (no decreases for net losses) on a cumulative basis from September 30, 1997, and (ii) one hundred percent (100%) of the amount of any new contributions to the capital of Borrower.

        (C) Funded Debt to Consolidated Capital. At the end of each fiscal quarter, a ratio of Funded Debt to Consolidated Capital of not more than 0.5 to 1.0.

        (D) Debt Service Coverage. At the end of each fiscal quarter, a ratio of Adjusted Consolidated Cash Flow for the four (4) quarters just ended divided by Debt Service for such four (4) quarter period of not less than 1.25 to 1.0.

                         SECTION VII. NEGATIVE COVENANTS

     Borrower and each Subsidiary hereby covenant and agree that without the prior written consent of the Majority Banks:

     7.1 Merger or Reorganization. Neither the Borrower nor any Subsidiary will enter into any merger, consolidation, reorganization or recapitalization, or reclassify its capital stock; provided, however, so long as no Event of Default and no Potential Default has occurred or will occur immediately thereafter as a result of such: (1) any Subsidiary may transfer assets to the Borrower following not less than fifteen (15) days prior written notice to the Agent, (2) the Borrower may merge with any Person in a Permitted Acquisition, subject to Paragraph 7.13 below and so long as the Borrower is the surviving corporation, and (3) any Subsidiary may merge into the Borrower following not less than fifteen (15) days prior written notice to the Agent.

     7.2 Sale of Assets. Neither the Borrower nor any Subsidiary will sell, transfer, lease or otherwise dispose of all or any material part of its assets; provided, however, Borrower and its Subsidiaries may in the ordinary course of business sell or dispose of obsolete Equipment, or may replace damaged or worn Equipment with Equipment of similar value and use; and provided further, any Subsidiary may transfer assets to the Borrower following not less than fifteen
(15) days prior written notice to the Agent.

     7.3 Encumbrances. Neither the Borrower nor any Subsidiary will mortgage, pledge, grant or permit to exist a security interest in or lien upon any of its assets of any kind, now owned or hereafter acquired, except for Permitted Liens.

     7.4 Guarantee. Neither the Borrower nor any Subsidiary will become liable, directly or indirectly, as guarantor or otherwise, for any obligation of any other Person, except for: (1) the endorsement of commercial paper for deposit or collection in the ordinary course of business, (2) guarantees of Permitted Acquisition Indebtedness, and (3) leases permitted under Paragraph 7.5(7) below.

     7.5 Debts and Other Obligations. Neither the Borrower nor any Subsidiary will incur, create, assume, or permit to exist any Indebtedness except: (1) the Loans and Letters of Credit; (2) existing Indebtedness as set forth in Exhibit B; (3) trade Indebtedness incurred in the ordinary course of business; (4) contingent Indebtedness permitted by Paragraph 7.4; (5) Indebtedness secured by Permitted Liens; (6) Indebtedness owed by any Subsidiary of the Borrower to the Borrower, by the Borrower to any Subsidiary of the Borrower, or by a Subsidiary of the Borrower to any other Subsidiary of the Borrower, provided that if any such Indebtedness is evidenced by a document or instrument, the same is pledged pursuant to an appropriate pledge agreement; (7) lease obligations not otherwise prohibited by the financial ratios in Paragraph 6.16; and (8) Permitted Acquisition Indebtedness.

     7.6 Dividends and Distributions. The Borrower will not declare or pay any cash dividends, or make any other cash payment or other distribution of an asset on account of its capital stock.

     7.7 Redemptions and Capital Stock. The Borrower will not redeem, purchase or retire any of its capital stock, and no Subsidiary will issue, redeem, purchase or retire any of its capital stock or membership interests or grant or issue any warrant, right or option pertaining thereto or other security convertible into any of the foregoing.

     7.8 Prepayments. Neither the Borrower nor any Subsidiary will prepay any Subordinated Indebtedness, or Indebtedness for borrowed money (exclusive of the Obligations and any Permitted Acquisition Indebtedness), or enter into or modify any agreement as a result of which the terms of payment of any of the foregoing Indebtedness are waived or modified.

     7.9 Subsidiary. Neither the Borrower nor any Subsidiary will form any Subsidiary, make any investment in or make any loan in the nature of any investment to any Subsidiary, except for: (1) the formation of a Subsidiary in connection with making a Permitted Acquisition which qualifies as

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such under Paragraph 7.13 below, (2) advances by the Borrower to
Subsidiaries of the Borrower, and (3) advances by Subsidiaries of the Borrower to the Borrower.

     7.10 Loans and Advances. Neither the Borrower nor any Subsidiary will make any loan or advance to any Person, including any Provider and any officer, shareholder, director or employee of the Borrower or any Subsidiary, except for:

        (1) secured, recourse loans to be made on or before December 31, 1997 in the aggregate amounts of not more than $7,000,000.00 from Borrower to West Central Ohio Group, Ltd., said loans to be cross-defaulted and to be cross-collateralized by a first lien on all assets of the West Central Ohio Group, Ltd., to incorporate the terms and covenants set forth in Exhibit O hereto, and to otherwise be in form and substance satisfactory in all respects to the Agent;

        (2) a secured, recourse loan to be made on or before December 31, 1997 in an amount not to exceed $800,000.00 from Borrower to Specialists-SCN, LLC, said loan to be secured by first lien on all real estate assets of Specialists-SCN, LLC, to incorporate the terms and covenants set forth in Exhibit P hereto, and to otherwise be in form and substance satisfactory in all respects to the Agent;

        (3) loans evidenced by recourse promissory notes to Providers not to exceed in the aggregate Five Million Dollars ($5,000,000.00) in face amount; provided, however, that neither the Borrower nor any Subsidiary will lend to the Providers in any Practice the total sum of more than Two Million Dollars ($2,000,000.00) as evidenced by the face amount of executed, recourse promissory notes; and

        (4) temporary advances in the ordinary course of business not to exceed Fifty Thousand Dollars ($50,000.00) individually or Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate.

        7.11 Investments. Neither the Borrower nor any Subsidiary will purchase or otherwise invest in or hold securities, non-operating real estate or other non-operating assets, except: (1) Permitted Investments; (2) the present investment in any such assets, including existing Subsidiaries; and (3) operating assets that hereafter become non-operating assets.

        7.12 Sale-Leaseback. Neither the Borrower nor any Subsidiary will enter into any sale-leaseback transaction.

        7.13 Acquisitions.

     (A) Neither the Borrower nor any Subsidiary will make any Acquisition without first obtaining the prior written consent of the Majority Banks unless the Borrower has certified to the Agent that the Acquisition satisfies the criteria for a Permitted Acquisition, as follows:

        (1) Borrower has submitted to the Agent on a timely basis the information required by Paragraph 3.3 above;

        (2) the Permitted Acquisition Price does not exceed a multiple of eight
(8) times the annual Base Service Fee as defined and set forth in the Service Agreement to be entered into with the Provider(s) whose Practice is being acquired;

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



        (3) the cash portion of the Permitted Acquisition Price (including all amounts thereon due within six (6) months of the closing) plus the sum of any seller notes delivered by the Borrower or any Subsidiary and the amount of outstanding Indebtedness for borrowed money assumed or to be assumed, do not exceed in the aggregate Seven Million Five Hundred Thousand Dollars ($7,500,000.00);

        (4) the business of the Person being acquired is in the musculoskeletal service field;

        (5) the acquisition is not opposed by the management and the holders of a majority of its voting shares or partnership units of the Person being acquired, as applicable;

        (6) no Event of Default has occurred hereunder and not been cured, or would otherwise occur as a result of or in connection with the Permitted Acquisition, whether immediately or on a projected basis;

        (7) in all cases, whether or not the Banks have been requested to disburse funds, the Borrower must pledge or cause to be pledged to the Agent for the benefit of the Banks a first priority lien on any outstanding stock or ownership interests in the Person being acquired and a first priority lien (subject only to Permitted Liens) on all of the assets of the Person being acquired; and

        (8) if a new Subsidiary is formed or the Acquisition is of corporate stock or other ownership interests, the new Subsidiary and/or the acquired entity must become a party to this Agreement and execute a Guaranty and Suretyship with respect to the Obligations in form and substance like that attached as Exhibit F hereto;

provided, however, after three (3) Permitted Acquisitions have been closed in any fiscal quarter of the Borrower, any additional Permitted Acquisitions occurring in such quarter shall be closed only if Borrower has first submitted to the Agent a Covenant Compliance Worksheet demonstrating the Pro-Forma Effect of the Permitted Acquisition all as more specifically set forth in Subparagraph 3.3(D) hereinabove. The Agent shall be given not less than five
(5) Business Days written notice prior to the closing of any Acquisition to prepare all necessary documentation, and the legal structure of the Collateral and Loans following any Permitted Acquisition must be satisfactory to the Agent and the Agent's counsel. Notwithstanding anything herein to the contrary, with respect to West Central Ohio Group, Ltd., Borrower shall pledge all of its membership interest in such entity but shall not be required to comply with the other provisions of Subparagraphs (7) and (8) above.

     (B) The consummation of each Permitted Acquisition shall be deemed to be a representation and warranty by the Borrower that all conditions to be satisfied by the Borrower hereinabove have been satisfied, that the same is permitted in accordance with the terms of this Agreement and that the information submitted by the Borrower pursuant to Paragraph 3.3, including that contained in the Acquisition Certificate, is true and correct in all respects as of the date such certificate is given, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, for purposes of Paragraph 8.1.

     (C) With respect to any proposed Acquisition which is not a Permitted Acquisition, the Borrower shall submit a completed Acquisition Certificate in the form attached hereto as Exhibit A-3 to the Agent and each of the Banks, and neither the Borrower nor any Subsidiary shall close said Acquisition unless the Acquisition has been approved by the Majority Banks in their sole good faith discretion. The Banks shall have a reasonable time to review and analyze the material contained in the Acquisition Certificate.

     7.14 Management. Borrower shall not allow or suffer any change of management effecting a material change in the duties or change in the personnel presently staffing the positions of Chief Executive Officer, President or Chief Financial Officer, as set forth in Exhibit M hereto. Notwithstanding the foregoing, should any of the named managers cease such active participation in Borrower's management due to their death or disability, Agent shall allow Borrower a period of sixty (60) days thereafter in which a management succession plan may be presented to Agent so that Agent may, in its discretion, elect to accept new management in lieu of prior management, subject to such revisions of this Agreement as Agent may require.

     7.15 Untrue Certificate. Neither the Borrower nor any Subsidiary will furnish the Agent or any Bank any certificate or other document that will contain any untrue statement of material fact or that will omit to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

     7.16 Margin Stock. Neither the Borrower nor any Subsidiary will directly or indirectly apply any part of the proceeds of the Loans to the purchasing or carrying of any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder.

     7.17 Affiliate Transactions. Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including without limitation the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (other than any Subsidiary which is wholly owned by Borrower) on terms that are less favorable to the Borrower or its Subsidiaries than those that would be obtainable at the time from any Person who is not an Affiliate. Borrower will not, and will not permit any of its Subsidiaries to, pay or incur any obligation to pay any management fee, consulting fee, service fee or similar fee or charge to any Affiliate.

                              SECTION VIII. DEFAULT

     8.1 Events of Default. The occurrence of any one or more of the following events shall constitute an "Event of Default" hereunder:

        (A) The Borrower shall fail to pay when due any installment of principal hereunder or, within three (3) days of the date when due, any interest payable hereunder, or shall fail to pay within ten (10) days of written notice any fee payable hereunder.

        (B) The Borrower shall fail to achieve any of the financial covenants contained in Paragraph 6.16.

        (C) The Borrower, any Subsidiary, or Pledgor shall fail to observe or perform any obligation or covenant to be observed or performed by any of them, jointly or severally, under any of the Loan Documents; provided, however, if such failure is not related to the payment of money, the breach of a financial covenant contained in Paragraph 6.16, or the breach of any negative covenant in Section VII, Borrower shall have thirty (30) days to cure such failure before the Majority Banks and/or Agent exercise the rights and remedies hereunder, with such thirty (30) day period commencing after notice of such failure from the Agent or Banks.

        (D) The Borrower or any Subsidiary shall fail to pay any Indebtedness for borrowed money (whether direct or indirect, including guarantees of borrowed money) due any Person and such failure shall continue beyond any applicable grace period and shall equal or exceed, either individually or in the aggregate, One Hundred Thousand Dollars ($100,000.00) in amount.

        (E) The Borrower or any Subsidiary shall suffer a Material Adverse Effect from any event of default arising under any agreement binding the Borrower or such Subsidiary.

        (F) Any financial statement, representation, warranty or certificate made or furnished by the Borrower or any Subsidiary to the Agent or any Bank in connection with this Agreement or the Loans, or as inducement to the Banks to enter into this Agreement, or in any separate statement or document to be delivered hereunder to the Agent or any Bank, shall be materially false, incorrect, or incomplete when made.

        (G) The Borrower or any Subsidiary shall admit its inability to pay its debts as they mature, or shall make an assignment for the benefit of its or any of its creditors.

        (H) Proceedings in bankruptcy, or for reorganization of the Borrower or any Subsidiary, or for the readjustment of any of their respective debts, under the United States Bankruptcy Code, as amended, or any part thereof, or under any other Laws, whether state or federal, for the relief of debtors, now or hereafter existing, shall be commenced by the Borrower or any Subsidiary, or shall be commenced against the Borrower or any Subsidiary.

        (I) A receiver or trustee shall be appointed for the Borrower or any Subsidiary or for any substantial part of their respective assets, or any proceedings shall be instituted for the dissolution or the full or partial liquidation of the Borrower or any Subsidiary, or the Borrower or any Subsidiary shall discontinue business or materially change the nature of its business.

        (J) The Borrower or any Subsidiary shall suffer final judgments for payment of money aggregating in excess of Fifty Thousand Dollars ($50,000.00) and shall not discharge the same within a period of thirty (30) days unless, pending further proceedings, execution has been effectively stayed.

        (K) A judgment creditor of the Borrower or any Subsidiary having a judgment in excess of Twenty Thousand Dollars ($20,000.00) shall obtain possession of any of the Collateral by any means, including, but without limitation, levy, distraint, replevin or self-help.

        (L) Any obligee of Subordinated Indebtedness shall fail to comply with the subordination provisions of the instruments evidencing such Subordinated Indebtedness.

        (M) A breach or a default shall occur under any Letter of Credit
Document.

        (N) Borrower or any Subsidiary shall default in any other Indebtedness (excluding the Obligations) owed to the Banks, or any of them, or under any other agreements for credit or borrowed money it may have with any Bank, jointly or severally, directly or indirectly, whether matured or unmatured.

        (O) Receipt by the Borrower or any Subsidiary of a notice from a Governmental Authority that it (i) intends to disallow requested reimbursements, demand adjustment or repayment of past reimbursements in excess of five percent (5%) of the gross revenues of Borrower and its Subsidiaries for the previous four (4) fiscal quarters in the aggregate respecting amounts submitted for reimbursement or collected by Borrower, any Subsidiary or a Provider, or (ii) intends to impose civil money penalties or to seek to exclude Borrower, any Subsidiary or a Provider from participation in the Medicare or Medicaid programs due to a failure to comply with Fraud and Abuse Laws.

        (P) The occurrence of a Change of Control.

     8.2 Acceleration. Upon the occurrence of any of such Events of Default, the Majority Banks may, at their option, immediately terminate the obligation to make any further advances under the respective Commitments and/or declare the principal and interest accrued on the Notes and all other Obligations to be immediately due and payable, whereupon the same shall become forthwith due and payable, without presentment, demand, protest, or any notice of any kind except as set forth above; provided, that in the case of the Events of Default specified in clause (G), (H) or (I) above with respect to Borrower, without any notice to Borrower or any act by Agent or the Banks, the Commitments shall thereupon terminate and the Notes and all other Obligations shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are waived by the Borrower. In addition, and regardless of whether the Notes have been accelerated, the Majority Banks may upon the occurrence of any Event of Default elect to charge interest at the Default Rate set forth in the Notes.

     8.3 Remedies. After any acceleration, as provided for in Paragraph 8.2, the Banks shall have, in addition to the rights and remedies given them by the Loan Documents, all those allowed by all applicable Laws, including, but without limitation, the UCC as enacted in any jurisdiction in which any Collateral may be located. Without limiting the generality of the foregoing, the Banks may immediately, without demand of performance and without other notice (except as specifically required by the Loan Documents) or demand whatsoever to the Borrower, all of which are hereby expressly waived, and without advertisement, sell at public or private sale, in any manner and at any location authorized by Laws, or otherwise realize upon, the whole or, from time to time, any part of the Collateral, or any interest which the Borrower may have therein. After deducting from the proceeds of sale or other disposition of the Collateral all expenses (including all reasonable expenses for legal services), the Banks shall apply such proceeds toward the satisfaction of the Obligations. Any remainder of the proceeds after satisfaction in full of the Obligations shall be distributed as required by applicable Laws. Notice of any sale or other disposition shall be given to the Borrower at least five (5) days before the time of any intended public sale or of the time after which any intended private sale or other disposition of the Collateral is to be made, which the Borrower hereby agrees shall be reasonable notice of such sale or other disposition. The Borrower agrees to assemble, or to cause to be assembled, at its own expense, the Collateral at such place or places as the Banks shall designate. At any such sale or other disposition, the Banks may, to the extent permissible under applicable Laws, purchase the whole or any part of the Collateral, free from any right of redemption on the part of the Borrower, which right is hereby expressly waived and released.

     Without limiting the generality of any of the rights and remedies conferred upon the Banks under this Paragraph 8.3, the Banks may, to the full extent permitted by applicable Laws:

        (A) Enter upon the premises of the Borrower, exclude therefrom the Borrower, any Subsidiary or any Affiliate thereof, and take immediate possession of the Collateral, either personally or by means of a receiver appointed by a court of competent jurisdiction, using all necessary and lawful self-help to do so;

        (B) The Issuing Bank and Agent may treat each then outstanding Letter of Credit as if a draft in the full amount available to be drawn thereunder had been properly drawn thereunder and paid by the Issuing Bank and the Borrower had failed to reimburse the Agent, for the account of the Issuing Bank, for the amount so paid;

        (C) Upon demand of the Agent (except no demand shall be required if there shall have occurred an Event of Default under clause (G), (H) or (I) of Paragraph 8.1), the Borrower shall deposit in cash with the Agent an amount equal to the amount of all Letter of Credit Liabilities then outstanding as collateral security for the repayment thereof;

        (D) At the Banks' option, use, operate, manage and control the Collateral in any lawful manner;

        (E) Collect and receive all receivables, rents, income, revenue, earnings, issues and profits therefrom; and

        (F) Maintain, repair, renovate, alter or remove the Collateral as the Banks may determine in their discretion.

                              SECTION IX. THE AGENT

     This Section IX is between and among the Agent and the Banks only. Neither the Borrower nor any other creditor of the Borrower shall have any rights under this section, whether as a third party beneficiary or otherwise.

     9.1 Authorization. Each Bank authorizes the Agent to act on behalf of such Bank or holder to the extent provided herein or in any document or instrument delivered hereunder or in connection herewith and signed by such Bank, and to take such other action as may be reasonably incidental thereto. The Agent shall be considered as acting solely in an administrative and ministerial capacity, not as trustee or other fiduciary of the Banks. The Agent shall not be construed as having any agency or fiduciary relationship with the Borrower. The Agent shall not have any duties or obligations to the Banks other than those expressly provided for herein. The Agent shall not be required to exercise any discretion or take any action, but shall be fully protected in so acting or in refraining from acting, upon the instructions of the Majority Banks (except as otherwise provided in Paragraph 10.3, for matters which require the consent of all Banks), and such instructions shall be binding upon all Banks and holders of the Notes, and the Agent shall not be liable to any party hereto for any consequence of any such action or refraining from action. Notwithstanding any instructions of the Majority Banks, the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to any loan document or applicable law.

     9.2 Standard of Care. Neither the Agent nor any of its officers, directors, agents, employees or representatives shall be liable for any action taken or omitted to be taken by it or any of them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (a) may treat the payee of any Notes as the holder thereof and as a Bank hereunder until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent (which notice shall be binding on all parties hereto); (b) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts and advisors selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, experts or other advisors; (c) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties or representations made in or in connection with this Agreement or for any failure or delay in performance by the Borrower or any Bank under this Agreement; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement; (e) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, perfection, collectability, genuineness, sufficiency or value of this Agreement, the Notes, or any other instrument or document furnished pursuant thereto or for the accuracy or completeness of any credit or other information provided to the Banks; (f) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties; and (g) shall incur no liability for relying upon any matters of fact that might reasonably be expected to be within the knowledge of the Borrower, upon a certificate or other writing signed by Borrower, or upon telephone communications with Borrower which are reasonably believed to be true and valid.

     9.3 No Waiver of Rights. With respect to the Notes, the Agent shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not the Agent, and the Agent may accept deposits from, and generally engage in any kind of business with, the Borrower.

     9.4 Payments. The Agent shall use its best efforts to deliver to each Bank on the same day as received by Agent in immediately available funds such Bank's pro rata share of all payments received by the Agent for the benefit of the Banks, but in the event Agent is unable to deliver such payments to any Bank on the same day of receipt, Agent agrees to pay such Bank interest on the payment for each day the Agent is unable to deliver the payments after the date of its receipt based on the overnight federal funds rate of interest. Any payment due for any reason under this Agreement that is required to be made on a date on which the Agent is not open for business shall be extended until the next day on which the Agent is open for the transaction of business.

     9.5 Indemnification. The Agent shall not be required to do any act hereunder or under any other document or instrument delivered hereunder or in connection herewith or take any action toward the execution or enforcement of the agency hereby created, or to prosecute or defend any suit in respect of this Agreement or the Notes or to advance funds hereunder upon the failure by any Bank to fund its pro rata share of the Commitment hereunder, unless ratably indemnified to its satisfaction (to the extent not reimbursed by Borrower) by the holders of the Notes against loss, cost, liability and expense (including reasonable fees and out-of-pocket expenses of counsel), claim, demand, action, loss or liability (except such as result from Agent's gross negligence or willful misconduct) that Agent may suffer or incur in connection with this Agreement or any action taken or omitted by Agent hereunder. If any indemnity furnished to the Agent for or against any loss, cost, liability, and expense or for any purpose shall, in the opinion of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity and not commence or cease to do the acts indemnified against until such additional indemnity is furnished. Each Bank agrees to reimburse the Agent promptly upon demand for such Bank's pro rata share of any expenses referred to in Paragraph 10.4 incurred by the Agent to the extent that the Agent is not reimbursed for such expenses by the Borrower.

     9.6 Exculpation. Neither Agent nor any of its directors, officers, employees or agents shall be liable for any action taken or not taken by it in connection herewith (a) with the consent or at the request of the Banks or Majority Banks, as appropriate, or (b) in the absence of its own gross negligence or willful misconduct. Neither Agent nor any of its directors, officers, employees or agents shall (i) be responsible for any recitals, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of this Agreement, any Note or any other instrument or document delivered hereunder or in connection herewith, or
(ii) be under any duty to inquire into or pass upon any of the foregoing matters, or to make any inquiry concerning the performance by Borrower or any other obligor of its obligations.

     9.7 Credit Investigation. Each Bank acknowledges that it has made such inquiries and taken such care on its own behalf as would have been the case had the Commitment been granted and the Loan made directly by such Bank to the Borrower. Each Bank agrees and acknowledges that the Agent makes no representations or warranties about the creditworthiness of the Borrower or any other party to this Agreement or with respect to the legality, validity, sufficiency or enforceability of this Agreement, the Notes or the value of any security therefor and that each Bank has not entered into this Agreement in reliance upon any action, statement, representation, or warranty of any other Bank or Agent. Each Bank agrees that it will, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Neither the Agent nor any other Bank shall have any obligation whatsoever to make any such credit analysis or decisions for a Bank or to provide any credit or other information with respect to the Borrower now or in the future in the possession of the Agent or such other Bank, except that the Agent shall promptly forward to the Banks a copy of any notice received by the Agent from the Borrower of the occurrence of an Event of Default hereunder and copies of all material documents delivered to it by the Borrower pursuant to the terms hereof.

     9.8 Resignation. The Agent may resign at any time as the Agent under this Agreement by giving written notice thereof to the Banks and the Borrower, which resignation shall be effective upon a successor Agent's acceptance of its appointment. Upon any such resignation, the Majority Banks shall have the right to appoint a successor Agent hereunder. If no such successor Agent shall have been so appointed by the Majority Banks, or Borrower shall have reasonably rejected such appointment, within thirty (30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof having assets of at least One Billion Dollars ($1,000,000,000.00) and which shall be reasonably acceptable to the Borrower.

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



Upon the acceptance of any appointment as Agent hereunder by a successor
Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation as an Agent hereunder, the provisions of this Section IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under the Loan Documents.

     9.9 Proration of Payments. Except as may be provided in other sections of this Agreement, all funds received by Banks, or any of them, shall be allocated pro rata among all Banks in proportion to their respective Commitment Percentages. If any Bank or other holder of any Notes shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise) on account of principal of or interest on the Note then held by it in excess of its pro rata share of payments and other recoveries obtained by all Banks or other holders on account of principal of and interest on the Note then held by them, such Bank or other holder shall purchase from the other Banks or holders such participation in the Note held by them as shall be necessary to cause such purchasing Bank or other holder to share the excess payment or other recovery ratably with each of them; provided, however, if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Notwithstanding the foregoing, no Bank shall have any obligation to account for or share any amount, property or profit of any kind received by it for its own account arising out of a banking or other relationship with the Borrower apart from the obligations under the Loan Documents.

     9.10 No Liability For Errors. The Agent shall not be liable for any error in computing the amounts payable to any Bank in respect of any amounts due to the Banks hereunder or in making payment of such amounts. In the event of an error in computing any amount payable to any Bank or in the making of a payment, the Agent, the Borrower and such Bank shall, forthwith upon discovery of such error, make such adjustment as shall be required to correct such error, including the payment of interest on any amounts that were incorrectly paid or not paid from the date paid or of the date due to the date returned or paid, all as the case may be, at the average daily rate for the overnight sale of federal funds by the Agent in effect for such period.

     9.11 Offset. In addition to and not in limitation of all rights of offset that any Bank or other holder of any Note may have under applicable Laws, each Bank or other holder of a Note shall, upon the occurrence of any Event of Default described in this Agreement or in the Note in question, have the right to appropriate and apply to the payment of such Notes any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter with such Bank or other holder; provided, however, all funds received as a result of such offsets shall be applied pro rata among the Banks in proportion to their respective Commitment Percentages as set forth in Paragraph 2.1 hereof. Each Bank agrees to notify the Borrower and other Banks immediately after the exercise by it of this right of offset.

                            SECTION X. MISCELLANEOUS

     10.1 Construction. The provisions of this Agreement shall be in addition to those of any guaranty, pledge or security agreement, note or other evidence of liability held by the Banks, all of which shall be construed as complementary to each other; provided, in the event of any inconsistency, the provisions of this Agreement shall control. Nothing herein contained shall prevent the Banks from enforcing any or all other notes, guaranties, pledge or security agreements in accordance with their respective terms.

     10.2 Further Assurance. From time to time, the Borrower will execute and deliver to the Banks such additional documents and will provide such additional information as the Banks may reasonably require to carry out the terms of this Agreement and be informed of the Borrower's operations, business and condition.

     10.3 Enforcement and Waiver by the Banks. The Majority Banks shall have the sole and exclusive right to administer, amend, or modify the Loan Documents, and are hereby empowered to act for the Banks with regard to the aggregate Commitments and the documentation thereof as if said Majority Banks were the sole lenders or extenders of credit under the Loan Documents; provided, however, that it shall take an affirmative vote of all Banks to: (i) increase any of the several Commitments; (ii) decrease any of the interest rates on the Loans; (iii) extend the Termination Date; (iv) approve prepayments of the Subordinated Indebtedness; (v) release any Guaranty; (vi) release all or substantially all of the Collateral; (vii) amend the definition of Majority Banks; and (viii) amend this Paragraph 10.3. The Banks shall have the right at all times to enforce the provisions of the Loan Documents in strict accordance with the terms thereof, notwithstanding any conduct or custom on the part of the Banks and/or Agent in refraining from so doing at any time or times. The failure of the Banks at any time or times to enforce their rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to specific provisions of the Loan Documents or as having in any way or manner modified or waived the same. All rights and remedies of the Banks are cumulative and concurrent and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy.

     10.4 Expenses of the Banks. The Borrower will, on demand, reimburse the Agent for all out-of-pocket expenses, including the reasonable fees and expenses of legal counsel for the Agent, incurred by the Agent in connection with the preparation, administration, amendment, modification, or enforcement of the Loan Documents and the collection or attempted collection of the Notes; provided, the expenses and legal counsel fees of all Banks will be reimbursed in connection with the enforcement of this Agreement and other Loan Documents.

     10.5 Notices. Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed delivered when delivered in person, or when sent by certified mail, postage prepaid, return receipt requested, by overnight courier service, or by facsimile to the address and/or telecopy number as follows, unless such address or number is changed by written notice hereunder:

                           (A) If to the Borrower:

                               Specialty Care Network, Inc.
                               44 Union Boulevard, Suite 600
                               Lakewood, Colorado  80228
                               Attention:  Chief Financial Officer
                               Telecopy: (303) 716-1298


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



                           (B) If to the Agent:

                               NationsBank of Tennessee, N.A., Agent
                               One NationsBank Plaza
                               Nashville, Tennessee  37239
                               Attention:  Healthcare Group
                               Telecopy: (615) 749-4951

                           (C) If to the Banks:

                               NationsBank of Tennessee, N.A.
                               One NationsBank Plaza
                               Nashville, Tennessee  37239
                               Attention:  Healthcare Group
                               Telecopy: (615) 749-4951

                               AmSouth Bank
                               333 Union Street
                               Suite 200
                               Nashville, Tennessee  37201
                               Attention:  Cathy Wind
                               Telecopy: (615) 291-5257

                               Banque Paribas
                               227 West Monroe Street, Suite 3300
                               Chicago, Illinois 60606
                               Attention: Loan Administration
                               Telecopy: (312) 853-6020

                               Key Corporate Capital Inc.
                               127 Public Square, 6th Floor
                               OH-01-27-0605
                               Cleveland, OH 44114-1806
                               Attention: Mr. Rufus Heard
                               Telecopy: (216) 689-5970

     10.6 Waiver and Release. To the maximum extent permitted by applicable Laws, the Borrower and each Subsidiary:

        (A) Waive: (1) protest of all commercial paper at any time held by the Banks on which the Borrower or any Subsidiary is in any way liable; and (2) notice and opportunity to be heard, after acceleration in the manner provided in Paragraph 8.2, before exercise by the Banks of the remedies of self-help, set-off, or of other summary procedures permitted by any applicable Laws or by any agreement with the Borrower or any Subsidiary, and, except where required hereby or by any applicable Laws, notice of any other action taken by the Banks; and

        (B) Release the Banks and their officers, directors, attorneys, employees, and agents from all claims for loss or damage caused by any act or omission on the part of any of them except for gross negligence, recklessness or willful misconduct.

     10.7 Indemnification. Borrower and each Subsidiary hereby indemnify and hold the Banks and their officers, directors, attorneys, employees and agents free and harmless from and against any and all actions, causes of action, suits, losses, liabilities and damages, and expenses in connection therewith, including without limitation counsel fees and disbursements, incurred by the Banks or any of them as a result of, or arising out of, or relating to the execution, delivery, performance or enforcement of the Loan Documents or any instrument contemplated therein, except for any Bank's gross negligence or willful misconduct. If and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrower and each Subsidiary hereby agree to make the maximum contribution to the payment and satisfaction of such liabilities and costs permitted under applicable Laws.

     10.8 Participations and Assignments.

        (A) This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of Borrower, Banks, and Agent and their respective successors and assigns; provided, however, that Borrower may not assign, transfer or delegate any of its rights, duties or obligations under this Agreement or the other Loan Documents without the prior written consent of Agent and Banks. Banks may assign, sell and transfer their interests, rights and obligations under this Agreement and the other Loan Documents only in accordance with this Paragraph 10.8.

        (B) With the prior written consent of the Agent and the Borrower, not to be unreasonably withheld, any Bank may assign to one or more Eligible Assignees all, or a proportionate part of all, of its interests, rights and obligations under this Agreement and the other Loan Documents; provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Bank's interests, rights and obligations under this Agreement, (ii) the amount of each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment) shall not be less than the lesser of (A) the entire amount of such Bank's Loans or (B) the principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof, (iii) no more than three (3) Banks may be parties hereto without first obtaining the prior written consent of the Agent and Borrower; and (iv) the parties to each such assignment shall execute and/or deliver to Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with the Notes subject to such assignment, and a processing and recordation fee of $3,500 payable to Agent. Upon such execution, delivery, acceptance and recording, from and after the "Effective Date" specified in the Assignment and Acceptance, which "Effective Date," unless Agent otherwise agrees, shall be not earlier than five Business Days after the date of acceptance and recording by Agent (provided, however, that, as between the assigning Bank and the assignee thereunder only, the effective date shall be the effective date of execution and delivery as between such Persons as specified in the Assignment and Acceptance),
(A) the assignee thereunder shall be a Bank under this Agreement and, to the extent provided in such Assignment and Acceptance, have the interests, rights and obligations of a Bank hereunder and (B) the assigning Bank thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its contractual obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of the assigning Bank's interests, rights and obligations under this Agreement, such assigning Bank shall cease to be a Bank under this Agreement). Each Bank shall, in a reasonably prompt fashion after it has engaged in any material discussions with an Eligible Assignee that may lead to an assignment referred to in this Paragraph 10.8, notify Agent and Borrower of the identity of such Eligible Assignee so that they will have sufficient time to determine if they are willing to consent.

        (C) By executing and delivering an Assignment and Acceptance, the assigning Bank thereunder and the Eligible Assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:
(i) such assignee is an Eligible Assignee; (ii) other than as provided in the Assignment and Acceptance, such assigning Bank makes no representation or warranty and assumes no responsibility with respect to any representations, warranties or other statements made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document or any Collateral; (iii) such assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or any Subsidiary or the performance or observance by Borrower or any Subsidiary of any of its obligations under this Agreement or any other Loan Document; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent Financial Statements and such other agreements, documents, instruments, certificates and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon Agent, such assigning Bank or any other Bank and based on such agreements, documents, instruments, certificates and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents;
(vi) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto;
(vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Bank; and (viii) such assignee makes loans in the ordinary course of its business.

        (D) Upon its receipt of an Assignment and Acceptance executed by an assigning Bank and an Eligible Assignee and the required processing and recordation fee, Agent shall, if such Assignment and Acceptance is duly completed and is in the required form, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and
(iii) give prompt notice thereof to Banks and Borrower. Within five Business Days after its receipt of any such notice from Agent, Borrower, at its own expense, shall execute and deliver to Agent, in exchange for the surrendered Note or Notes, a new Note or Notes payable to the order of such assignee in the appropriate principal amount(s) evidencing such assignee's assigned Loans and Commitments, and, if the assignor Bank has retained a portion of its Loans and Commitments, a new Note or Notes payable to the order of such assignor in the appropriate principal amount(s) evidencing such assignor's Loans and Commitments retained by it. Such new Note(s) shall be dated the date of the surrendered Note(s) which they replace and shall otherwise be in substantially the form of the surrendered Notes, as appropriate.

        (E) Each Bank may, without the consent of Borrower, any Subsidiary or Agent, sell participations to one or more banks in all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Loans or Commitments) held by it; provided, however, that (i) such Bank shall remain a Bank for all purposes of this Agreement and the transferee of such participation shall not constitute a Bank under this Agreement, (ii) such Bank's obligations under this Agreement shall remain unchanged, (iii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iv) the participating banks or other entities shall be entitled to the benefit of the provisions contained in Paragraphs 2.8 and 2.9 to the same extent as if they were Banks, except that no such participant shall be entitled to receive any greater benefit or amounts pursuant to Paragraph 2.8 than its assignor Bank would have been entitled to receive with respect to the rights participated, and (v) Borrower, Subsidiaries, Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's interests, rights and obligations under this Agreement, and such Bank shall retain the sole right to enforce the obligations of Borrower and its Subsidiaries relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement, provided that such participation agreement may provide that such Bank will not agree to any amendment, modification or waiver of this Agreement or the other Loan Documents, without the consent of such participant, that would (A) reduce the principal or the rate of interest payable by Borrower on any Loan or reduce any fees payable by Borrower, (B) postpone any date fixed for the payment of principal of or interest on the Loans or any fees payable by Borrower, (C) increase any Commitment of any Bank or subject any Bank to any obligation to make Loans, or (D) amend Paragraph 10.3, 10.8(E) or any other provision of this Agreement requiring the consent or other action of all Banks.

        (F) Any Bank may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Paragraph 10.8, disclose to the assignee or participant or proposed assignee or participant any information relating to Borrower or any Subsidiary, the Collateral or the Loan Documents furnished to such Bank by or on behalf of the Borrower or any Subsidiary; provided, however, that, prior to any such disclosure, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of any non-public information received from such Bank.

        (G) If (i) any Bank has demanded compensation under Paragraph 2.8 in an aggregate amount exceeding $5,000 during any calendar year, (ii) it becomes unlawful, impossible or impractical for any Bank to make or continue to maintain Eurodollar Loans pursuant to Paragraph 2.9 and such circumstance is not applicable to NationsBank, or (iii) any Bank is or becomes insolvent or a receiver, conservator or similar authority is appointed for any Bank, then Agent and/or Borrower shall have the right, but not the obligation, upon notice to such Bank and Borrower or Agent, as applicable, to designate, with the consent of such assignee, an assignee for any such Bank, which assignee shall be an Eligible Assignee mutually satisfactory to Agent and Borrower, to purchase such Bank's Loans and Commitments and assume such Bank's obligations; provided, however, that Borrower shall not have the right to designate any assignee for NationsBank. Within ten Business Days after any such notice to such Bank and Borrower or Agent, as applicable, such Bank shall be obligated to sell its Loans and Commitments, and such assignee shall be obligated to purchase such Loans and assume such Bank's obligations, pursuant to an Assignment and Acceptance. The purchase price therefor shall be an amount equal to the sum of (A) the outstanding principal amount of the Loans payable to such Bank, plus (B) all accrued and unpaid interest on such Loans, (C) Letter of Credit Interest, plus
(D) all accrued and unpaid fees and other amounts due to such Bank pursuant to this Agreement.

        (H) Notwithstanding anything to the contrary contained in this Paragraph 10.8, any Bank may at any time or from time to time assign as collateral all or any portion of its rights under this Agreement with respect to its Loans, Commitments and Notes to a Federal Reserve Bank. No such assignment shall release the assigning Bank from its obligations under this Agreement.

     10.9 Applicable Laws. The Laws of the State of Tennessee shall govern the construction of this Agreement and the rights and remedies of the parties hereto.

     10.10 Binding Effect, Assignment and Entire Agreement. This Agreement shall inure to the benefit of, and shall be binding upon, the respective successors and permitted assigns of the parties hereto. The Borrower has no right to assign any of its rights or obligations hereunder without the prior written consent of the Banks. This Agreement and the documents executed and delivered pursuant hereto constitute the entire agreement between the parties, and supersede all prior agreements and understandings among the parties hereto. This Agreement may be amended only by a writing signed on behalf of each party.

     10.11 Severability. If any provision of this Agreement shall be held invalid under any applicable Laws, such invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

     10.12 Counterparts. This Agreement may be executed by the parties independently in any number of counterparts, all of which together shall constitute but one and the same instrument which is valid and effective as if all parties had executed the same counterpart.

     10.13 Arbitration. Any controversy or claim between or among the parties hereto including but not limited to those arising out of or relating to this Instrument, Agreement or document or any related instruments, agreements or documents, including any claim based on or arising from an alleged tort, shall be determined by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state law), the Rules of Practice and Procedure for the Arbitration of Commercial Disputes of Judicial Arbitration and Mediation Services, Inc. (J.A.M.S.), and the "Special Rules" set forth below. In the event of any inconsistency, the Special Rules shall control. Judgment upon any arbitration award may be entered in any court having jurisdiction. Any party to this Agreement may bring an action, including a summary or expedited proceeding, to compel arbitration of any controversy or claim to which this agreement applies in any court having jurisdiction over such action.

        (a) Special Rules. The arbitration shall be conducted in the city of the Borrower's domicile at the time of the execution of this instrument, agreement or document and administered by J.A.M.S. who will appoint an arbitrator; if J.A.M.S. is unable or legally precluded from administering the arbitration, then the American Arbitration Association will serve. All arbitration hearings will be commenced within 90 days of the demand for arbitration; further, the arbitrator shall only, upon a showing of cause, be permitted to extend the commencement of such hearing for up to an additional 60 days. In any such arbitration, the prevailing party will be awarded attorney's fees, costs of arbitration and all out-of-pocket expenses against the defaulting party.

        (b) Reservation of Rights. Nothing in this instrument, agreement or document shall be deemed to (i) limit the applicability of any otherwise applicable statutes of limitation or repose or any waivers contained in this Agreement; or (ii) be a waiver by the Agent or Banks of the protection afforded to them by 12 U.S.C. ss. 91 or any substantially equivalent state law; or (iii) limit the right of the Agent or Banks hereto (A) to exercise self help remedies such as (but not limited to) setoff, or (B) to foreclose against any real or personal property collateral, or (C) to obtain from a court provisional or ancillary remedies such as (but not limited to) injunctive relief, writ of possession or the appointment of a receiver. The Agent or Banks may exercise such self help rights, foreclose upon such property, or obtain such provisional or ancillary remedies before, during or after the pendency of any arbitration proceeding brought pursuant to this instrument, agreement or document. Neither this exercise of self help remedies nor the institution or maintenance of an action for foreclosure or provisional or ancillary remedies shall constitute a waiver of the right of any party, including the claimant in any such action, to arbitrate the merits of the controversy or claim occasioning resort to such remedies.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                    BORROWER

                                    SPECIALTY CARE NETWORK, INC.



                                    BY: /s/ D. Paul Davis
                                       ----------------------------------------

                                        TITLE: Senior Vice President-Finance
                                               --------------------------------
                                    Address:
                                    Specialty Care Network, Inc.
                                    44 Union Boulevard, Suite 600
                                    Lakewood, Colorado  80228
                                    Attention:  Chief Financial Officer
                                    Telecopy: (303) 716-1298



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



                                    GUARANTORS AND SUBSIDIARIES

                                    SCN OF PRINCETON, INC.


                                    BY: /s/ D. Paul Davis
                                        ---------------------------------------

                                        TITLE: Senior Vice President-Finance
                                               --------------------------------

                                    Address:
                                    SCN of Princeton, Inc.
                                    44 Union Boulevard, Suite 600
                                    Lakewood, Colorado  80228
                                    Attention:  Chief Financial Officer
                                    Telecopy: (303) 716-1298




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



                                    NATIONSBANK OF TENNESSEE, N.A.,
                                    individually, as Issuing Bank, Swingline
                                    Bank, and as Agent
Committed Amount:
$30,000,000.00

     Letter of Credit Sublimit      BY:  /s/ Walker Choppin
     $10,000,000.00                      --------------------------------------

                                    TITLE:  Senior Vice President
                                            -----------------------------------
     Swingline Amount Sublimit:
     $2,500,000.00

Initial Commitment Percentage:
40%



                                    Address:

                                    NationsBank of Tennessee, N.A.
                                    One NationsBank Plaza
                                    M-4
                                    Nashville, Tennessee 37219
                                    Attn:  Walker Choppin
                                    Telephone: (615) 749-3023
                                    Facsimile: (615) 749-4951

                                    Address as Agent:

                                    NationsBank of Tennessee, N.A.
                                    One NationsBank Plaza
                                    M-4
                                    Nashville, Tennessee 37219
                                    Attn:  Walker Choppin
                                    Telephone: (615) 749-3023
                                    Facsimile: (615) 749-4951




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



                                    AMSOUTH BANK

Committed Amount:
$15,000,000.00
                                    BY: /s/  Cathy M. Wind
                                        -------------------------------------

Initial Commitment Percentage:          TITLE:  Vice President
20%                                            ------------------------------


                                    Address:

                                    AmSouth Bank
                                    333 Union Street
                                    Suite 200
                                    Nashville, Tennessee  37201
                                    Attention:  Cathy Wind
                                    Telecopy: (615) 291-5257

                                    BANQUE PARIBAS

Committed Amount:
$15,000,000.00
                                    BY: /s/ Russell A. Pomerantz
                                        ---------------------------------------

Initial Commitment Percentage:          TITLE: Vice President
20%                                            --------------------------------


                                    BY: /s/ David I. Canavan
                                        ---------------------------------------

                                        TITLE: Director
                                               --------------------------------


                                    Address:

                                    Banque Paribas
                                    227 West Monroe Street, Suite 3300
                                    Chicago, Illinois 60606
                                    Attention: Loan Administration
                                    Telecopy: (312) 853-6020



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


                                    KEY CORPORATE CAPITAL INC.,
                                    a Michigan Corporation

Committed Amount:
$15,000,000.00
                                    BY: /s/ Rufus D. Heard
                                        ---------------------------------------

Initial Commitment Percentage:          TITLE: Vice President
20%                                            --------------------------------



                                    Address:
                                    Key Corporate Capital Inc.,
                                      a Michigan corporation
                                    127 Public Square, 6th Floor
                                     Cleveland, Ohio 44114-1806
                                    Attention: Rufus Heard
                                    Telecopy: (216) 689-5970


                                       64